Exhibit 10.3


                               KENNECOTT AGREEMENT

                   OPTION TO PURCHASE WITH EXPLORATION RIGHTS

THIS OPTION TO PURCHASE WITH EXPLORATION RIGHTS AGREEMENT (the "Agreement") is entered into effective as of the 19th day of September, l997, by and between KENNECOTT EXPLORATION COMPANY, a Delaware corporation ("Kennecott"), whose address is 224 North 2200 West, Salt Lake City, Utah 84116, and GOLDEN PHOENIX MINERALS, INC., a Minnesota corporation ("GP"), whose address is 3595 Airway Drive, Suite 405, Reno, Nevada 89511.

In consideration of the payments to be made pursuant hereto, the mutual covenants contained herein, and the parties agree as follows:

SECTION 1. OPTION TO PURCHASE AND EXPLORATION RIGHTS

         1.1 GRANT OF OPTION. Under the terms and conditions of this Agreement, Kennecott grants to GP the exclusive and irrevocable option to purchase (the "Option") one hundred percent (100%) of Kennecott's right, title and interest to those certain unpatented mining claims (the "Property") located in Modoc County, State of California. and more particularly described in Exhibit A hereto. As used in this Agreement, the term "Property" shall mean the mining claims, together with the rights to explore for and extract all minerals in, on, and under that Property, subject to the paramount title of the United States of America, and also subject to such terms of that certain Mineral Lease Agreement dated 15 January, 1996 between Kennecott and D. J. McDowell as may apply. The term of the Option shall be three (3) years commencing from the date of this Agreement (the "Option Period"), unless sooner terminated pursuant to Section
8.2 below.

        1.2 GRANT OF EXPLORATION RIGHTS. Kennecott grants GP the exclusive right and authority, during the Option Period, to enter upon the Property to conduct such exploration and prospecting operations as GP may deem appropriate to determine the presence, location, quantity and value of minerals contained in the Property. Such operations may include, but shall not be limited to, mapping, sampling including bulk sampling, trenching, drilling, testing, assaying, conducting environmental studies and other geochemical and geophysical exploration methods whether now known or in the future developed. GP may establish drill sites and construct such minor roads as may be necessary to the conduct of the foregoing activities. GP may also mine and remove such amount of minerals as GP may deem appropriate for sampling, assaying, metallurgical testing and evaluation of the Property without exercising the Option, however, minerals may not be removed for sale. In addition, GP shall have the right:

(a) to use all easements and all rights-of-way for ingress and egress to and from the Property to which Kennecott may be entitled;

(b) to obtain all permits, approvals and other federal, state and local governmental authorizations as GP deems necessary to conduct its mineral exploration activities;

(c) to exercise all other rights that are or may be incidental to any or all of the rights granted, expressly or implicitly, to GP in this Agreement; and,

(D) to the extent Kennecott possesses the title and authority to grant it, to possess and use all or any part of the Property together with all easements to, across and through the Property, for the purpose of exploring any adjoining or nearby property owned, controlled or operated by Kennecott.

         1.3 EXPLORATION EXPENDITURES. Subject to GP's right under Section 8.2 to terminate this Agreement, GP shall make the following Exploration Expenditures for the benefit of the Property:


$200,000            First Anniversary of Effective Date

$300,000            Second Anniversary of Effective Date

$500,000            Third Anniversary of Effective Date
----------          -------------------------------------
$1,000,000          Total


Such Exploration Expenditures shall be made at GP's sole discretion, provided that all field activities are undertaken pursuant to applicable law, statute or regulations. For the purposes of satisfying the Option, Exploration Expenditures shall mean all cash, expenses and obligations spent or incurred by GP on exploration or development activities on or for the Property, including but not limited to all fees and rentals required to keep the Property in good standing, all geophysical, geological or geochemical work, all surveys, drilling, assays, metallurgical testing and engineering, and any other work of direct benefit to the Properties. Such Work Expenditures shall be a requirement to continuing this Agreement from year to year, but are not an obligation to make expenditures. All Exploration Expenditures made for the benefit of the Property pursuant to this Section shall be credited against the Purchase Price set forth in Section 2.2 below.

        1.4 OPTION PAYMENT. Upon GP completing the Work Commitment set forth above, GP shall transfer $200,000 worth of its common stock to Kennecott. If GP has not become a publicly traded company prior to exercising the Option, GP shall pay Kennecott $200,000 in cash. Such transfer or payment shall be credited to the

Purchase Price set forth in Section 2.2 below. For the purposes of this Section, GP's stock price shall be determined by averaging GP's daily closing price for the thirty (30) day period immediately preceding the Option closing date.

         1.5 ADDITIONAL PROPERTIES. Any new claims located by GP that are contiguous to the Property shall become subject to the terms of this Agreement.

         1.6 DELIVERY OF DATA. GP shall provide Kennecott with a quarterly project summary of the exploration field activities undertaken by GP for the benefit of the Property until such time as GP exercises its Option.

SECTION 2. EXERCISE OF OPTION

         2.1 EXERCISE OF OPTION. GP may exercise the Option with respect to the Property at any time prior to expiration of the Option Period, by notice to Kennecott, utilizing any method of communication that will provide an accurate record of its dispatch. The time of dispatch will control.

         2.2 PURCHASE PRICE. The total purchase price of the Property shall be a cash payment of ONE MILLION TWO HUNDRED THOUSAND DOLLARS ($1,200,000.00), less any credits allowed GP in accordance with Sections 1.3 and 1.4 above.

         2.3 CLOSING. If GP timely exercises the Option, the closing of title shall be within thirty (30) days following the receipt by Kennecott of GP's notice of exercise of the Option. The closing shall be held at a time and place as may be mutually agreed upon by the parties. At the closing, the following shall occur:

         (a) Kennecott shall deliver to GP a properly executed and acknowledged assignment or other form of conveyance document conveying the Property free and clear of liens and encumbrances, subject only to Kennecott's rights as set forth in Section 2.3 below.

         (b) If necessary, ad Valorem, property and other taxes and assessments imposed upon the Property or the portion of the Property as to which the Option was exercised shall be prorated between Kennecott and GP as of the date of closing and Kennecott shall be charged for all such taxes and assessments prior to the closing date.

         (c) The parties shall execute and deliver such other documents and shall take such other action as may be necessary to carry out their obligations under this Agreement.

         2.5 NON-EXERCISE OF OPTION. Notice of waiver to Kennecott or the failure of GP to dispatch a notice prior to the expiration of the Option Period will constitute an irrevocable waiver of the Option and the parties thereafter will be released from the terms of this Agreement, except that Kennecott shall have the rights contained in Section 8.3 below and shall comply with the provisions of Section 8.4 below.

         2.6 REACQUISITION RIGHTS. If at any time after exercising the Option, GP intends to initiate development of the Property, GP shall first notify Kennecott in writing and concurrently provide Kennecott with a copy of a feasibility study, prepared by an independent engineering firm, recommending the construction and operation of a mine on the Property. GP shall also deliver to Kennecott a detailed statement audited and verified by a nationally recognized accounting firm showing the aggregate amount of pre- Option and post-Option expenditures on the Property. Kennecott will have the right to advise GP, within sixty (60) days after the receipt of such notice, feasibility study and expenditure statement whether it wishes to reacquire a fifty-one percent (51%) interest in the Property. If Kennecott wishes to exercise its reacquisition right, it will provide GP with written notice of its intention. Within thirty
(30) days after giving notice, Kennecott shall pay GP an amount equal to one hundred fifty percent (150%) of fifty-one percent (51%) of the total expenditures made by GP on the Property. After Kennecott has exercised its reacquisition right, Kennecott and GP shall operate the Property as a joint venture under the terms of the agreement attached as Exhibit B hereto. Should Kennecott decide not to exercise its reacquisition right, Kennecott may convert such right, at no cost, to a two percent (2%) net smelter return royalty, payable as set forth in Exhibit C hereto. Such royalty shall be capped at fifteen million dollars ($15,000,000). Any subsequent transfers of the property shall be subject to Kennecott's right under this Section 2.6.

SECTION 3. TITLES AND INFORMATION

         3.1 KENNECOTT'S WARRANTIES. Kennecott represents and warrants to GP the following:

         (a) That Kennecott has the right and power to convey the Property for the purposes of this Agreement;

         (b) That, to the best of Kennecott's knowledge, the same are free from all prior liens or encumbrances, other than as may be described in Exhibit A; and

         (c That Kennecott shall have quiet and peaceable possession of the Property; and


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         (d) That Kennecott has not committed, nor will Kennecott in the future commit, any act or acts which will encumber or cause a lien to be placed against the Property, except subject and subordinate to the terms of this Agreement.

         3.2 TITLE DEFECTS. KENNECOTT MAKES NO EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES ABOUT THE SUFFICIENCY OF LOCATION OF THE CLAIMS COMPRISING THE PROPERTY UNDER THE GENERAL MINING LAW OR UNDER CALIFORNIA STATUTE. GP HEREBY WAIVES ANY CLAIM IT MAY NOW OR IN THE FUTURE HOLD AGAINST KENNECOTT FOR FAILURE OF TITLE. GP HEREBY ACKNOWLEDGES THAT IT HAS CONDUCTED ITS OWN TITLE REVIEW AND ACCEPTS TITLE "AS IS". If title to any of the Property is defective, GP may undertake to cure any such defects or to defend or to initiate litigation to perfect, defend or cure title to the Property. GP at any time, may withdraw from or discontinue any title litigation or any steps it may have taken to perfect, defend or cure title. GP shall not be liable to Kennecott if GP is unsuccessful in, withdraws from or discontinues title litigation or other curative work. Kennecott agrees to cooperate fully with GP in any and all steps undertaken by GP to remedy title defects.

SECTION 4. CONDUCT OF OPERATIONS

         4.1 STANDARD OF PERFORMANCE. GP shall cause all exploration work to be done in a careful and good miner-like manner, and to conform in all respects to applicable governmental rules, regulations and statutes. Further, GP shall conduct its operations under this Agreement in a manner that will not unreasonably damage the surface of the Property and, in the event the Option is not exercised, shall reclaim, in accordance with applicable rules, regulations and statutes, all portions of the surface of the Property that are disturbed by its operations.

         4.2 INDEMNIFICATION AND INSURANCE. GP shall assume all liability to third parties in connection with its exploration operations on the Property and, except as provided in Section 6.1 of this Agreement, shall indemnify and hold Kennecott harmless against any and all liability that may arise out of GP's operations on the Property. GP shall maintain, at its own cost and expense, liability insurance protecting Kennecott against damages arising out of GP's operations on the Property. GP shall provide Kennecott with a certificate, binder, or other written evidence describing such insurance. GP shall provide Kennecott with written evidence of renewal within a reasonable time after such policy or policies are renewed.

         4.3 PERMITS. Kennecott hereby acknowledges that GP may make efforts to obtain permits and other authorizations of every kind and nature whatsoever from governmental or private entities as may be necessary to conduct mineral exploration activities. While GP shall be solely responsible in these efforts, Kennecott agrees to assist and cooperate fully with GP in any and all such endeavors upon GP's request.

         4.4 LIENS, TAXES. During the Option period, GP shall keep the title to the Property free and clear of all valid liens and encumbrances resulting from its exploration operations under this Agreement and shall pay when due all taxes and assessments attributable to its operations under this Agreement or imposed upon any property or improvements placed by GP on the Property for its own use. GP however, may refuse to pay and may contest any claim, taxes or assessments asserted against or imposed upon it that it disputes in good faith, but shall not permit all or any portion of the Property to be sold at any time for such taxes or assessments. If the claim is finally resolved against GP or the taxes or assessments are finally determined to be valid, GP shall pay the same upon such final determination.

         4.5 FEE IN LIEU OF ANNUAL LABOR. Kennecott hereby represents that it has paid all current fees for the mining claims described in Exhibit A. Subject to termination of this Agreement, GP agrees to pay all further claim fees due and payable prior to termination of this Agreement.

         4.6 SUBROGATION. GP at its sole option, shall have the right to redeem for GP, by payment, any mortgage, taxes or other liens on the Property in the event of default or non-payment by Kennecott. If GP pays any such mortgage, taxes or other liens, GP shall be subrogated to the rights of the holder of the mortgage or lien. Further, if GP exercises the Option, GP shall have the right to retain and repay itself from the purchase price.

         4.7 NO IMPLIED COVENANTS. GP does not make any express or implied covenant, agreement or condition relating to the exploration of the Property. Whether or not any such exploration shall at any time be conducted, and the nature, manner and extent of such operations shall be determined within GP's sole discretion.

SECTION 5. FORCE MAJEURE

         5.1 The Option Period and the time for removal of equipment pursuant to
Section 8.3 of this Agreement shall be extended for a period of time equivalent to the period or periods of force majeure. The term "FORCE MAJEURE" as used in this Agreement includes any cause of any kind or nature whatsoever beyond GP's control, including, but not limited to, law, ordinance, governmental regulations, restraint, or court order; inability to obtain permits, licenses, or any necessary governmental or private authorization; scarcity or inability to obtain equipment, material, power or fuel; labor shortages, labor disturbances, strikes, lock-outs, failure of carriers to transport or furnish facilities for transportation; acts of God, acts of the public enemy, war, blockage, riot, insurrection, lightning, fire, storm, flood, inclement weather, washout, explosion, and breakage or accident of machinery or facilities.

         5.2 GP shall exercise reasonable diligence to remove a force majeure as quickly as possible, but shall not be required to settle strikes, lockouts or other labor difficulties contrary to its wishes or to challenge the validity of any governmental order, request, law or regulation.

SECTION 6. INSPECTION AND CONFIDENTIALITY

         6.1 INSPECTION. Kennecott and its agents, may inspect the operations conducted by GP pursuant to this Agreement during normal business hours and at such times and upon such notice to GP as shall not unreasonably hinder or interrupt the operations and activities of GP. Kennecott shall inspect such operations at his own risk and expense and shall indemnify GP, and its affiliated corporations and their respective directors, partners, officers, employees, and agents from and against any loss, damage, claims or demand by reason of injury to or the presence of Kennecott, his agents, representatives, licensees, or guests arising from such inspection.

         6.2 REPORTS. During the term of this Agreement, GP shall provide Kennecott with quarterly reports summarizing GP's activities on the Property.

         6.3 CONFIDENTIALITY. GP agrees that during the Option Period to treat all information acquired under this Agreement as confidential and not to use the name of Kennecott in any document or press release or disclose any information that may be obtained under this Agreement to third parties or to the public without first having obtained the written approval of Kennecott as to the form and content of any such disclosure or release. GP further agrees not to use, sell, give, disclose or otherwise make available to third parties or to the public at any time any knowledge or information that GP may obtain relating to internal proprietary techniques and methods used by Kennecott.

SECTION 7. ASSIGNMENTS AND TRANSFERS

         7.1 RESTRICTION ON ASSIGNMENT. Neither party may sell, assign, transfer, convey or otherwise dispose of or deal with its interest in the Agreement or the Property unless it ( a "Selling Party") shall first give the to the other party to this Agreement fifteen (15) days notice of the price and terms on which the Selling Party would be willing to transfer such rights and interests and such other party shall be entitled by notice in writing to the Selling Party within the said fifteen (15) day period to acquire the whole of such rights and interests at the same price and on the same terms as stated in the notice. If the party receiving notice does not so elect in writing within the fifteen (15) day period to acquire such rights and interests, the Selling party may transfer the whole of such rights and interests to any person within the following one hundred eighty days at the price and terms stated in the notice. For the purpose of this Section, the consideration for the rights and interest sold shall only be in United States dollars. If the Selling Party fails to consummate the transfer within the said one hundred eighty (180) days, the preemptive right of the non-Selling Party shall be deemed to be revived and any subsequent transfers shall be subject to this Section 7.1.

         7.2 TRANSFERS TO AN AFFILIATE. A party shall have the right without restriction under Section 7.1 to assign, transfer, or otherwise convey its right and interests hereunder to an Affiliate For the purposes of this Section, "Affiliate" shall mean any entity which directly or indirectly controls, is controlled by, or is under common control with a party to this Agreement. The term "control" shall mean the rights to the exercise of more than fifty percent (50%) of the voting shares of the controlled company. In the case of Kennecott, an Affiliate shall mean any entity, wherever situate, in which Rio Tinto Plc owns or controls directly or indirectly such voting rights.

         7.3 NO DISCHARGE ON TRANSFER. In the event of an assignment, conveyance, transfer or other disposition as contemplated in Section 7.2, the party making same shall not be relieved or discharged of any of its obligations or liabilities hereunder, and the other party may continue to look to it for the performance thereof.

         7.4 TRANSFEREE BOUND. No transfer shall be valid unless and until the transferee agrees in writing to be bound by the terms of this Agreement. No change in ownership of the Property, however accomplished shall operated to diminish Kennecott's rights hereunder.

SECTION 8. TERMINATION

         8.1 TERMINATION BY KENNECOTT. At the election of Kennecott, the failure of GP to make or cause to be made any of the payments required by this Agreement or to keep or perform any agreement on its part to be kept or performed according to the terms or provisions of this Agreement shall constitute an event of default. Upon an event of default, Kennecott shall give to GP written notice of default, specifying the particular default or defaults relied on by Kennecott. GP shall have a reasonable time (which in any case shall not be less than 30 days) after receipt of such notice in which to contest, cure or commence to cure the alleged default or defaults. If GP contests that default occurred, it shall so advise Kennecott in writing. Upon GP's failure to cure the default, Kennecott may declare, by written notice to GP, termination of this Agreement.

         8.2 TERMINATION BY GP. Notwithstanding any provisions herein to the contrary, GP may at any time terminate and surrender this Agreement as to all of the Property by giving written notice to Kennecott. Upon surrender of this Agreement, GP shall be relieved of all obligations as to the Property, except obligations that have accrued prior to surrender and the obligation to restore the surface disturbed by GP's operations. Upon termination of this Agreement, except upon GP's exercise of the Option and pursuant to Section 2.4 or 8.1 of this Agreement, GP shall be under no further obligation or liability under this Agreement to Kennecott from and after the date of termination, except for the following:

(a) GP shall deliver to Kennecott a properly executed release of the Property and shall transfer to Kennecott any surface rights acquired during the term of this Agreement subject to any approval that may be required;

(b) GP shall perform obligations and satisfy liabilities to Kennecott or third parties respecting the Property that have accrued prior to the date of termination;

(c) GP shall restore the surface of the Property pursuant to Section 4.1 above; and,

(d) GP shall furnish to Kennecott one set of all information and data relating to the quality and quantity of minerals within the Property derived from GP's exploration operations under this Agreement. Any use or reliance by Kennecott upon the data provided by GP shall make no express or implied representations or warranties with respect thereto.

         8.3 REMOVAL OF EQUIPMENT. Upon termination of this Agreement, except upon GP's exercise of the Option, GP shall have three (3) months after termination to remove from the Property all buildings, improvements, equipment and all personal property of every kind and nature erected or placed in or upon the Property by it. If GP is hampered by force majeure, as defined in Section 5 above, the time for removal shall be extended by the period of force majeure. Any such property not removed within the time provided in this Section 8.3 shall become the sole property of Kennecott, and GP shall have no further right, title, interest, obligation or liability with respect to it.

         8.4 RELINQUISHMENT OF PROPERTIES. Prior to the exercise of the Option, GP may, by written notice to Kennecott, relinquish any part of the Property. Following the exercise of the Option, GP hereby grants to Kennecott the sole right and option to reacquire, by transfer or assignment, at no cost to Kennecott, within thirty (30) days of Kennecott receiving written notice from GP of its intention to relinquish such properties.

SECTION 9. GENERAL PROVISIONS

         9.1 NOTICES. Notices, payments or other required communications required to be made hereunder may be personally delivered, deposited in the United States mail, postage prepaid and registered or certified, with return receipt requested, or made by means of facsimile and addressed to the appropriate party at the addresses shown below:

If to GP:

Golden Phoenix Minerals Inc.
3595 Airway Drive, Suite 405
Reno, Nevada 89511

Fax:  702-853-5010

If to Kennecott:

Kennecott Exploration Company
224 North 2200 West
Salt Lake City, Utah 84l16
Attn: Commercial Director

Fax:  801-238-2420

         9.2 ENTIRE AGREEMENT. This is the entire agreement between the parties and supersedes any previous communications between the parties concerning the subject matter of this Agreement. No modification of this Agreement shall be effective unless in writing and executed by the parties to this Agreement.

         9.3 GOVERNING LAW. This Agreement and all activities contemplated shall be governed in all respects by the laws of the State of California without regard to conflicts of laws.

         9.4 FURTHER DOCUMENTS. The parties shall execute all such further documents and do all such further things as may be necessary to give full effect to the terms of this Agreement including, without limitation, the execution and recording of a memorandum counterpart of this Agreement.

         9.5 BINDING EFFECT. All of the covenants, conditions and provisions of this Agreement shall run with the land and shall inure to the benefit of and be binding upon the parties, their respective heirs, executors, administrators, successors and assigns.

         9.6 SURVIVAL. To the extent necessary to effectuate the intention of the parties, this Agreement shall survive:

(a) exercise of the Option and the delivery of an assignment or other instruments at the closing; and,

(b) termination of this Agreement.

EXECUTED as of the day and year first above written.



KENNECOTT EXPLORATION COMPANY




By  /s/ John Main
  ----------------------------------

Its President



GOLDEN PHOENIX MINERALS INC.



By /s/ Michael Fitzsimonds
  ----------------------------------

Its President

                                    EXHIBIT A

Attached and made a part of that certain Option To Purchase With Exploration Rights Agreement between Kennecott Exploration Company and Golden Phoenix Minerals Inc., dated September __, 1997. Such Option to Purchase is subject to the terms and conditions of that certain Mineral Lease Agreement by and between Kennecott Exploration Company and Donald James McDowell dated 15 January, 1996.



                             DESCRIPTION OF PROPERTY

                           EXHIBIT A - MCDOWELL CLAIMS

         Attached to and made a part of that certain option to Purchase with Exploration Rights, the following group of 76 unpatented lode mining claims owned by Donald James McDowell, situated in Section 36, Township 48 North, Range 15 East, Section 31, Township 48 North, Range 16 East, Sections 1, 11 and 12, Township 47 North, Range 15 East and Sections 6, and 7, Township 47 North, Range 16 East, Mt. Diablo B&M, Modoc county, State of California and further described as:

                       CERTIFICATE OF LOCATION RECORDED IN
                      MODOC COUNTY, STATE OF CALIFORNIA AT:


  NAME OF CLAIM              BOOK               PAGE              BLM SERIAL NO.
  -------------              ----               ----              --------------

       DM#1                  416                702                  267592
       DM#2                  416                703                  267593
       DM#3                  416                704                  267594
       DM#4                  416                705                  267595
                                                                     267596
       AU#1                  416                706                  267597
       AU#2                  416                707                  267598
       AU#3                  416                708                  267599
       AU#4                  416                709                  267600
       AU#5                  416                710                  267601
       AU#6                  416                711                  267602
       AU#7                  416                712                  267603
       AU#8                  416                713                  267604
       AU#9                  416                714                  267605
      AU#10                  416                715                  267606
      AU#11                  416                716                  267607
      AU#12                  416                717                  267608
      AU#13                  416                718                  267609
      AU#14                  416                719                  267610
      AU#15                  416                720                  267611
      AU#16                  416                721                  267612

  NAME OF CLAIM              BOOK               PAGE              BLM SERIAL NO.
  -------------              ----               ----              --------------

      AU#17                  416                722                  267613
      AU#18                  416                723                  267614
      AU#19                  416                724                  267615
      AU#20                  416                725                  267616
      AU#21                  416                726                  267617
      AU#22                  416                727                  267618
      AU#23                  416                728                  267619
      AU#24                  416                729                  267620
      AU#25                  416                730                  267621
      AU#26                  416                731                  267622
      AU#27                  416                732                  267623
      AU#28                  416                733                  267624
      AU#29                  416                734                  267625
      AU#30                  416                735                  267626
      AU#31                  416                736                  267626
      AU#32                  416                737                  267627
      AU#33                  416                738                  267628
      AU#34                  416                739                  267629
      AU#35                  416                740                  267630
      AU#36                  416                741                  267631
      AU#37                  416                742                  267632
      AU#38                  416                743                  267633
      AU#39                  416                744                  267634
      AU#40                  416                745                  267635
      AU#41                  416                746                  267636
      AU#42                  416                747                  267637
      AU#43                  416                748                  267638
      AU#44                  416                749                  267639
      AU#45                  416                750                  267640
      AU#46                  416                751                  267641
      AU#47                  416                752                  267642
      AU#48                  416                753                  267643

  NAME OF CLAIM              BOOK               PAGE              BLM SERIAL NO.
  -------------              ----               ----              --------------

      AU#49                  416                754                  267644
      AU#50                  416                755                  267645
      AU#51                  416                756                  267646
      AU#52                  416                757                  267647
      AU#53                  416                758                  267648
      AU#54                  416                759                  267649
      AU#55                  416                760                  267650
      AU#56                  416                761                  267651
      AU#57                  416                762                  267652
      AU#58                  416                763                  267653
      AU#59                  416                764                  267654
      AU#60                  416                765                  267655
      AU#61                  416                766                  267656
      AU#62                  416                767                  267657
      AU#63                  416                768                  267658
      AU#64                  416                769                  267659
      AU#65                  416                770                  267660
      AU#66                  416                771                  267661
      AU#67                  416                772                  267662
      AU#68                  416                773                  267663

      AU#116                 416                774                  267664
      AU#117                 416                775                  267665
      AU#118                 416                776                  267666
      AU#119                 416                777                  267667

                             EXHIBIT A - KEC CLAIMS

Attached to and made a part of that certain Option to Purchase with Exploration Rights for the following two (2) unpatented lode mining claims owned by Kennecott Exploration company, situated in Sections 1 and 12, Township 47 North, Range 15 East, MDB7M, Modoc County, State of California and further described as:

                       CERTIFICATE OF LOCATION RECORDED IN

                      MODOC COUNTY, STATE OF CALIFORNIA AT:


--------------------------------------------------------------------------------
      NAME OF CLAIM          BOOK          PAGE          BLM SERIAL NO.
--------------------------------------------------------------------------------
         AU-71               0418          0790              268722

       ** Amended            0422          0831
--------------------------------------------------------------------------------
         AU-72               0418          0788              268723

       ** Amended            0422          0830
--------------------------------------------------------------------------------

                                   EXHIBIT B

Attached and made a part of that certain Option To Purchase With Exploration Rights Agreement between Kennecott Exploration Company and Golden Phoenix Minerals Inc., dated September __, 1997.



                             JOINT VENTURE AGREEMENT



                                    TWO-PARTY



                            MINING VENTURE AGREEMENT



                                     BETWEEN



                          GOLDEN PHOENIX MINERALS INC.



                                       AND



                          KENNECOTT EXPLORATION COMPANY


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                           REFERENCES (Partial List)

CH2M Hill
Contact: Beverly Taillon Barba
(702) 329-7300

CR Jeffries
Contact: Karla Mudd
(702) 786-5011

Hale, Lane, Peek, Dennison & Howard
Contact: Lou Kemper
(702) 786-7900

JOIN (Job Opportunities In Nevada)
Contact: Tina Knappe
(702) 785-6106

Laminco Resources
Contact: Ed Morrow
(702) 322-3000

Ledcor Industries
Contact: Dexter Baker
(702) 829-8887

McDonald, Carano, Wilson, McCune,
   Bergin, Frankovich & Hicks
Contact: Margie Vollmann
(702) 322-0635

Placer Dome US Inc.
Contact: Robin
(702) 856-2552

Porsche Cars of North America
Contact: Chris Syverson
(702) 348-3046

SEA Incorporated
Contact: Bonnie Buffa
(702) 358-6931

Vargas & Bartlett
Contact: Bonnie Balstad
(702) 786-5000

Washoc County Personnel
Contact: Teri Bacon
(702) 328-2083

                    OTHER REFERENCES AVAILABLE UPON REQUEST.

                            MINING VENTURE AGREEMENT

         THIS AGREEMENT is made effective this __ day of ____,____, by and between GOLDEN PHOENIX MINERALS INC., a Minnesota corporation ("GP") and KENNECOTT EXPLORATION COMPANY, a Delaware corporation ("Kennecott").

                                    RECITALS

         A. GP owns or controls certain Properties in Modoc County, State of California, which Properties are described in Exhibit A and defined in Section 1.36.

         B. Kennecott wishes to participate with GP in the exploration and evaluation, and if feasible, the development and mining of mineral resources within the Properties or any other properties acquired pursuant to the terms of this Agreement, and GP is willing to grant such right to Kennecott.

         NOW, THEREFORE, in consideration of the covenants and agreements contained herein, GP and Kennecott agree as follows:

                                     SECTION

                                   DEFINITIONS

         1. "Accounting Procedure" means the procedures set forth in Exhibit B.

         2. "Affiliate" means any person, partnership, joint venture, corporation or other form of enterprise which directly or indirectly controls, is controlled by, or is under common control with, a Participant. For purposes of the preceding sentence, "control" means possession, directly or indirectly, of the power to direct or cause direction of management and policies through ownership of voting securities, contract, voting trust or otherwise. Notwithstanding the foregoing, Rio Tinto Ltd., and United States Borax and Chemical Corporation, and their respective subsidiaries, shall not be deemed to be Affiliates of Kennecott.

         3. "Agreement" means this Venture Agreement, including all written amendments and written modifications thereof, and all schedules and exhibits, which are incorporated herein by this reference.

         4. "Area of Interest" means the area described in Part 2 of Exhibit A.

         5. "Assets" means the Properties, Products and all other real and personal property, tangible and intangible, held for the benefit of the Participants hereunder.

         6. "Budget" means a detailed estimate of all costs to be incurred by the Participants with respect to a Program and an estimated schedule of cash advances to be made by the Participants.

         7. "Budgetary Period" means the budgetary period established in a Program and Budget.


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         8. "Cover Payment" means the payment described in Section 6.4(a).

         9. "Development" means all preparation for the removal and recovery of Products, including the construction or installation of a mill or any other improvements to be used for the mining, handling, milling, processing or other beneficiation of Products.

         10. "Diluting Date" means the date described in Section 6.3(a).

         11. "Diluting Participant" means a Participant who elects not to participate in an adopted Program and Budget to the full extent of its Participating Interest as described in Section 6.3.

         12. "Effective Date" means the date first written above.

         13. "Equity Account" means the account established for each Participant as reflected on the books and records of the Manager. The Equity Account for each Participant shall be credited with the agreed value of each Participant's Initial Contribution (net of liabilities assumed by the Participants and liabilities to which such contributed property is subject), subsequent contributions and each Participant's distributive share of income and gain (or item thereof). Each Participant's Equity Account shall likewise be charged with the cash and the fair market value of property distributed to such Participant (net of liabilities assumed by such Participant and liabilities to which such distributed property is subject), and such Participant's distributive share of loss and deduction (or item thereof). Prior to any distribution of Assets (in-kind or otherwise), the Equity Account shall be adjusted for the gain or loss which would be allocable to each Participant upon a disposition of such assets for fair market value. Contributions and distributions shall include all cash contributions or distributions plus the deemed value (expressed in dollars) of all in-kind contributions or distributions. All calculations of income, expense, gain, loss, depletion, depreciation and amortization shall be based upon generally accepted accounting principles in the United States, consistently applied by the Manager.

         14. "Exploration" means all activities directed toward ascertaining the existence, location, quantity, quality or commercial value of deposits of Products. Exploration may include all activities undertaken through the completion of a feasibility study, if any, but shall not include construction of milling or processing facilities or commencement of commercial mining operations on the Properties.

         15. "Initial Contribution" means that contribution each Participant has made or agrees to make pursuant to Section 5.1.

         16. "Initial Contribution Period" means the period beginning on the Effective Date and, unless this Agreement sooner terminates, ending on the date Kennecott has completed its obligations under Section 5.2.

         17. "Joint Account" means the account maintained in accordance with the Accounting Procedure showing the charges and credits accruing to the Participants.

         18. "Liabilities" means any and all claims, demands, investigations, judgments, losses, liabilities, costs and expenses, including reasonable attorneys' fees.

         19. "Management Committee" means the committee established under
Article VII.

         20. "Manager" means the person or entity appointed under Article VIII to manage Operations, or any successor Manager.

         21. "Mandatory Work Expenditures" means the total amount of Work Expenditures which must be made by Kennecott pursuant to Section 5.2.

         22. "Mining" means the mining, extracting, producing, handling, milling, beneficiation or other processing of Products.

         23. "Net Proceeds" means certain amounts calculated as provided in Exhibit D-1, which may be payable to a Participant under Section 6.5 or Section 12.1.

         24. "Operations" means the activities carried out under this Agreement.

         25. "Non-Diluting Participant" means the Participant other than the Diluting Participant as described in Section 6.3.

         26. "Participant" and "Participants" means the persons or entities that from time to time have Participating Interests.

         27. "Participating Interest" means the percentage interest representing the operating ownership interest of a Participant in Assets, and all other rights and obligations arising under this Agreement, as such interest may from time to time be adjusted hereunder. Participating Interests shall be calculated to three decimal places and rounded to two (e.g., 1.519% rounded to 1.52%). Decimals of .005 or more shall be rounded up to .01, decimals of less than .005 shall be rounded down. The initial Participating Interests of the Participants are described in Section 6.1.

         28. "Period of Joint Operations" means the period beginning on the completion of the Initial Contribution Period and ending on the termination of this Agreement.

         29. "Plan of Operations" means a general description of the Operations to be conducted by the Manager for a specified period during the Initial Contribution Period.

         30. "Prime Rate" means the interest rate published as the Prime Rate in the "Money Rates" column of The Wall Street Journal, as said rate may change from day to day, or if said column sets forth a range of rates on a single day, the arithmetic mean thereof. In the event The Wall Street Journal ceases to be published or ceases to publish the Prime Rate, the Participants shall select an alternative and mutually acceptable source which quotes an interest rate as the Prime Rate.

         31. "Products" means all ores, minerals and mineral resources produced from the Properties under this Agreement.

         32. "Program" means a description in reasonable detail of the scope, duration and nature of Operations to be undertaken by the Manager for a specified period during the Period of Joint Operations.

         33. "Properties" means those interests in real property described in
Part 1 of Exhibit A and all other interests in real property within the Area of Interest which are acquired and held subject to this Agreement.

         34. "Transfer" means sell, grant, assign, encumber, pledge or otherwise commit or dispose of.

         35. "Venture" means the business arrangement of the Participants under this Agreement.

         36. "Work Expenditures" means the minimum work obligations described herein and shall include, for purposes of this Agreement, the value of all time, money and equipment contributed to or used on or in connection with the Properties or the Area of Interest by or on behalf of GP in good faith, whether before or after the execution of this Agreement, relating to Exploration, Development or Mining activities, including but not limited to (a) all contractors' and consultants' time and expenses; (b) all time and expenses of geologists and other personnel of GP or its Affiliates; (c) all costs of physical work on the Properties or the Area of Interest, including construction or installation of a mill or any other improvements; (d) all costs of engineering, design, mining, extracting, producing, milling, beneficating, processing, assaying, permitting and reclamation, including any reclamation funding pursuant to Section 8.9; (e) all costs of project maintenance (including insurance maintained pursuant to Section 8.2(h) and title examination and curative work) and costs of acquisition of property within the Area of Interest (including Kennecott's proportionate share of acquisition costs as described in Section 13.3); (f) all costs of equipment, materials, fuel, utilities and supplies; (g) costs incurred in the preparation of a feasibility study, if any; and (h) a 10% administrative charge, calculated on all of the above costs except costs that are excluded from the operation of Section 2.14 of Exhibit B.

                                     SECTION

           REPRESENTATIONS AND WARRANTIES; COVENANTS; TITLE TO ASSETS

         37. Capacity of Participants. Each of the Participants represents and warrants as follows:

         That it is a corporation duly incorporated and in good standing in its state of incorporation and that it is qualified to do business and is in good standing in those states where necessary in order to carry out the purposes of this Agreement;

         That it has the capacity to enter into and perform this Agreement and all transactions contemplated herein and that all corporate and other actions required to authorize it to enter into and perform this Agreement have been properly taken;

         That it will not breach any other agreement or arrangement by entering into or performing this Agreement;

         That this Agreement has been duly executed and delivered by it and is valid and binding upon it in accordance with its terms; and

         That no consent or approval of any third party or governmental agency is required (i) for the execution and delivery of or the performance of its financial obligations under this Agreement, or (ii) for the performance of all its other obligations under this Agreement, except for such consents or approvals as have been obtained and evidence thereof delivered to the other Participant, and except for such consents or approvals which, while necessary for Operations, are not presently necessary and which it reasonably expects will be acquired in a timely fashion.

         38. Representations and Warranties. GP makes the following additional representations and warranties effective on the Effective Date:

         With respect to those Properties GP owns in fee simple, if any, GP is in exclusive possession of and owns such Properties free and clear of all defects, royalties, liens and encumbrances except those specifically identified in Part 1 of Exhibit A;

         With respect to those Properties in which GP holds an interest under leases or other contracts: (i) GP is in exclusive possession of such Properties;
(ii) GP owns 100% of the lessee's, assignee's, optionee's or similar interest under such contracts; (iii) GP has not received any notice of default of any of the terms or provisions of such contracts; (iv) GP has the authority under such contracts to perform fully its obligations under this Agreement; (v) such contracts are valid and are in good standing; and (vi) the properties covered thereby are free and clear of all defects, royalties, liens and encumbrances except for those specifically identified in Part 1 of Exhibit A or in such contracts;

         With respect to unpatented mining claims that are included within the Properties and which were located by GP or any of its Affiliates, except as provided in Part 1 of Exhibit A and subject to the paramount title of the United
States: (i) the unpatented mining claims were properly laid out and monumented;
(ii) all required location and validation work was properly performed; (iii) location notices and certificates were properly recorded and filed with appropriate governmental agencies; (iv) all assessment work required to hold the unpatented mining claims has been performed in a manner consistent with that required of the Manager pursuant to Section 8.2(k) of this Agreement through the assessment year ending September 1, _____; (v) all affidavits of assessment work and other filings required to maintain the claims in good standing have been properly and timely recorded or filed with appropriate governmental agencies;
(vi) the claims are free and clear of defects, royalties, liens and encumbrances; and (vii) the claims are not subject to any conflicting claims. With respect to those unpatented mining claims that were not located by GP_ or any of its Affiliates, but are included within the Properties, GP makes the foregoing representations and warranties (with the foregoing exceptions as provided in Part 1 of Exhibit A and subject to the paramount title of the United States) to the best of its knowledge and belief;

         GP has delivered to Kennecott all information concerning title to the Properties in GP's possession or control, including, but not limited to, true and correct copies of all leases or other contracts relating to the Properties;

         With respect to the Properties, there are no pending or threatened actions, suits, claims or proceedings, and GP has not received any notice of violation or agency claim alleging any violation of any law, rule, regulation or permit, including without limitation any environmental law, rule, regulation or permit, by GP in connection with the Properties;

         Except as disclosed in Exhibit A, there are no adverse environmental conditions on or affecting the Properties and no past or present activities on the Properties have caused or contributed to any adverse environmental condition on other lands; and

         Except as disclosed in Exhibit A, GP has no material contractual commitments or obligations which relate to or affect the Properties.

The representations and warranties set forth above shall survive the execution and delivery of any documents of Transfer provided under this Agreement.

         39. Disclosures. Each of the Participants represents and warrants that it is unaware of any material facts or circumstances which have not been disclosed in this Agreement, which should be disclosed to the other Participant in order to prevent the representations in this Article II from being materially misleading.

         40. Covenants.

         GP covenants and agrees as follows:

                  At any time, it will give prompt notice to the Manager of any notice of default, lawsuit, proceeding, action or damage of which GP becomes aware and which might affect GP, the Assets or a Participant's title to the Properties;

                  Notwithstanding any other provision of this Agreement, during the Initial Contribution Period it will not conduct, without the Manager's prior written consent, any property acquisition, exploration, claim staking or mining operations within the Area of Interest;

                  At any time, it will use its best efforts to assist the Manager in obtaining necessary permits or approvals, access to the Properties and water rights to the extent required by or for Operations hereunder, and to assist the Manager by informing the Manager of legal, title and mining problems which may affect the Properties; and

                  It will make known and available to the Manager, its employees and agents, any and all data, maps, or other documents or information which it may have or may acquire pertaining to the Properties.

         Except as otherwise provided in this Agreement, a Participant shall not permit or cause all or any part of its interest in the Assets or this Agreement to terminate.

         41. Record Title. Title to the Properties shall be held by the Participants as co-tenants for the benefit of the Venture. Title to all other Assets shall be held in the name of the Manager for the benefit of the Venture. Upon execution of this Agreement, GP shall provide to Kennecott such instruments in recordable form as are necessary to convey to the Manager its interest in the Properties and to transfer to the Manager all other Assets, if any.

         42. Joint Loss of Title. Except as otherwise provided in Section 2.7, during the Initial Contribution Period, any failure or loss of title to the Assets shall be borne by the Participants in accordance with their initial Participating Interests. If Kennecott elects to defend title during the Initial Contribution Period, then all costs of defending title incurred during such period shall be borne by Kennecott and included in the Work Expenditures under
Section 5.2. During the Period of Joint Operations, any failure or loss of title to the Assets, and all costs of defending title, shall be charged to the Joint Account.

         43. Loss from Breach of Warranties. Notwithstanding anything to the contrary in the foregoing provisions, all costs and losses arising out of or resulting from breach of the representations and warranties of GP shall be charged to GP. GP shall indemnify, defend and hold harmless Kennecott and its Affiliates (including without limitation direct and indirect parent companies), and its or their respective directors, officers, shareholders, employees, agents and attorneys, from and against any Liabilities which may be imposed upon, asserted against or incurred by any of them and which arise out of or result from such breach.

                                     SECTION

                             NAME, PURPOSES AND TERM

         44. General. GP and Kennecott hereby enter into this Agreement for the purposes hereinafter stated and agree that all of their rights and all of the Operations on or in connection with the Properties or the Area of Interest shall be subject to and governed solely by this Agreement.

         45. Name. The name of this Venture shall be the High Grade Joint Venture. The Manager shall accomplish any registration required by applicable assumed or fictitious name statutes and similar statutes.

         46. Purposes. This Agreement is entered into for the following purposes and for no others, and shall serve as the exclusive means by which the Participants, or either of them, accomplish such purposes:

              to conduct Exploration within the Area of Interest,

              to acquire additional Properties within the Area of Interest,

              to evaluate the possible Development of the Properties,

              to engage in Development and Mining Operations on the Properties,

              to engage in marketing Products, to the extent permitted by
              Article XI, and

              to perform any other activity necessary, appropriate, or incidental to any of the foregoing.

To fulfill such purposes, the Participants hereby grant to the Manager the sole and exclusive right of the Manager and its agents, employees, contractors and subcontractors, to enter upon and occupy the Properties and to conduct thereon such Operations for gold, silver and other or associated metals and all other ores and minerals of whatever kind or character.

         47. Limitation. Unless the Participants otherwise agree in writing, the Operations shall be limited to the purposes described in Section 3.3, and nothing in this Agreement shall be construed to enlarge such purposes.

         48. Term. The term of this Agreement shall be for 20 years from the Effective Date and for so long thereafter as Products are produced from the Properties or the Participants are actively engaged in Exploration or Development work on the Properties or continue to jointly own or operate any of the Assets, unless the Agreement is earlier terminated as herein provided.

                                     SECTION

                        RELATIONSHIP OF THE PARTICIPANTS

         49. No Partnership. Nothing contained in this Agreement shall be deemed to constitute a Participant the partner of the other Participant, nor, except as otherwise herein expressly provided, to constitute a Participant the agent or legal representative of the other Participant, nor to create any fiduciary relationship between them. It is not the intention of the Participants to create, nor shall this Agreement be construed to create, any mining, commercial or other partnership. A Participant shall not have any authority to act for or to assume any obligation or responsibility on behalf of the other Participant, except as otherwise expressly provided herein. The rights, duties, obligations and liabilities of the Participants shall be several and not joint or collective. Each Participant shall be responsible only for its obligations as herein set out and shall be liable only for its share of the costs and expenses as provided herein, it being the express purpose and intention of the Participants that their ownership of Assets and the rights acquired hereunder shall be as tenants in common. Each Participant shall indemnify, defend and hold harmless the other Participant and its Affiliates (including without limitation direct and indirect parent companies), and its or their respective directors, officers, shareholders, employees, agents and attorneys, from and against any Liabilities which may be imposed upon, asserted against or incurred by any of them and which arise out of or result from any act or any assumption of liability by the indemnifying Participant, or any of its directors, officers, shareholders, employees, agents, attorneys and Affiliates, done or undertaken, or apparently done or undertaken, on behalf of the other Participant, except pursuant to the authority expressly granted herein or as otherwise agreed in writing between the Participants.

          50. Federal Tax Elections and Allocations. The Participants hereby agree to elect that this Agreement and all operations hereunder be EXCLUDED from the applications of the provisions of Subchapter K of Chapter 1 of Subtitle A of the United States Internal Revenue Code of 1986, as amended, and the similar provisions of applicable state law. Each Participant agrees to effect this election pursuant to Section 761(a) of the Code. Subject to the written approval of the Participants, the Manager shall prepare and file the proper documents to insure the Participants' exclusion from Subchapter K and from similar provisions of applicable state law.

         51. State Income Tax. The Participants also agree that, to the extent permissible under applicable law, their relationship shall be treated for state income tax purposes in the same manner as it is for Federal income tax purposes.

         52.4 Other Business Opportunities. Except as expressly provided in this Agreement, each Participant shall have the right independently to engage in and receive full benefits from business activities, whether or not competitive with the Operations, without consulting the other Participant. The doctrines of "corporate opportunity" or "business opportunity" shall not be applied to any other activity, venture or operation of a Participant and, except as otherwise provided in Section 12.4, a Participant shall not have any obligation to the other Participant with respect to any opportunity to acquire any property outside the Area of Interest at any time, or within the Area of Interest after the termination of this Agreement. Unless otherwise agreed in writing, no Participant shall have any obligation to mill, beneficiate or otherwise treat any Products or the other Participant's share of Products in any facility owned or controlled by such Participant.

         53.5 Employees. Employees of the Manager are not and shall not be employees of the other Participant or of the Venture.

                                     SECTION

                          CONTRIBUTIONS BY PARTICIPANTS

         54. Participants' Initial Contributions. GP, as its Initial Contribution, hereby contributes the Properties to the purposes of this Agreement. The agreed value of GP's Initial Contribution shall be $ _________. Kennecott, as its Initial Contribution, shall make certain payments and contribute certain amounts for Operations on the Properties pursuant to the terms of Section 5.2 hereof. The value of Kennecott's Initial Contribution shall be $________.

         55. Contributions During Initial Contribution Period. The Participants, subject to any election permitted by Section 6.3, shall be obligated to contribute funds to adopted Programs in proportion to their respective Participating Interests.

         5.3 Kennecott's Right to Terminate. Notwithstanding anything to the contrary contained herein, Kennecott may, at any time, for any reason or no reason, withdraw from, and thereby terminate, this Agreement. Upon termination of this Agreement pursuant to this Section: (i) Kennecott's Participating Interest hereunder shall be forfeited; and (ii) Kennecott shall provide to GP a quitclaim deed in recordable form conveying to GP all of Kennecott's interest in the Properties, and such other instruments as are necessary to transfer to GP Kennecott's interest in other Assets, if any, and Kennecott shall have no further right, title or interest in the Assets; provided, however, that Kennecott shall have a reasonable time, not to exceed 180 days following delivery of the quitclaim deed described above, to remove its equipment, tools and other property from the Properties. Such termination will not relieve Kennecott of liabilities to third parties arising out of Operations conducted by Kennecott prior to the termination of this Agreement, whether such liability is known or unknown at the time of termination and whether such liability is asserted before or after such termination. If the date of termination under this Section occurs between June 30 and September 1 of any year, Kennecott shall complete the annual assessment work on the unpatented mining claims included in the Properties for the then current assessment year.

                                     SECTION

                            INTERESTS OF PARTICIPANTS

         56. Initial Participating Interests; Adjustments.

         The Participants shall, upon execution of this Agreement, have the following initial Participating Interests:

              GP                    49%
              Kennecott             51%

         Except as otherwise provided in this Agreement, all costs and liabilities incurred in the Operations shall be borne and paid by, and all Assets acquired and Products mined by the Operations shall be owned by, the Participants in proportion to their Participating Interests.

         57. Other Changes in Participating Interests. Following the completion of the Initial Contribution Period, a Participant's Participating Interest shall be changed as follows:

                  Upon reduction of a Participating Interest to less than ten percent (10%), as provided in Section 6.5;

                  Upon an election by a Participant pursuant to Section 6.3 to contribute less to an adopted Program and Budget than the percentage reflected by its Participating Interest;

                  In the event of default by a Participant in making its agreed-upon contribution to an adopted Program and Budget, followed by an election by the other Participant to invoke
                  Section 6.4(c), (d) or (e);

                  In the event of a final, non-appealable judicial determination that a Participant has failed to comply with a material obligation under this Agreement and has failed to adequately cure such default, followed by an election by the other Participant to invoke the remedies described in paragraph (i) of Section 12.1(d);

                  Transfer by a Participant of less than all its Participating Interest in accordance with Article XV; or

                  Acquisition of less than all of the Participating Interest of the other Participant, however arising.

         58. Voluntary Reduction in Participation.

         During the Period of Joint Operations, a Participant may elect, as provided in Section 9.5, to contribute to an adopted Program and Budget in some lesser amount than its

Participating Interest, or not to contribute at all. Each Participant shall have the right to elect to participate or not to participate without regard to its vote on adoption of the Program and Budget. The Participating Interest of such Diluting Participant will be reduced effective as of the date the adopted Program and Budget is commenced (the "Diluting Date").

         A Diluting Participant's Participating Interest will be provisionally recalculated effective as of the Diluting Date according to the following formula:

             R = REA (P)  x 100%
                 -------
                 REA (AP)

Where:

             R          =   The recalculated Participating Interest of the
                            Diluting Participant.

             REA (P)    =   The Diluting Participant's Equity Account
                            immediately prior to the Diluting Date, as adjusted for anticipated debits and credits based on the adopted Program and Budget and the Diluting
                            Participant's election as to contributions.

             REA (AP)   =   The Equity Account balance for all Participants
                            immediately prior to the Diluting Date, as adjusted for anticipated debits and credits based on the adopted Program and Budget and all Participants' elections as to contributions.

The Participating Interest of the Non-Diluting Participant shall be increased by the amount of the reduction in the Participating Interest of the Diluting Participant. The recalculations made under this Section 6.3(b) will be provisional and subject to the final adjustments provided for under Section 6.3(c).

         At the end of each Budgetary Period, a final recalculation of each Participant's Participating Interest shall be made, with the provisional recalculations made under 6.3(b) adjusted to reflect actual debits, credits and contributions made during that period. A Diluting Participant shall retain all of its rights and all of its obligations (except as provided in Section 6.3(b) above and subject to the provisions of Section 6.5), including the right to participate in future Programs and Budgets at its recalculated Participating Interest.

         59. Default in Making Contributions.

         If during the Period of Joint Operations a Participant elects to contribute to an approved Program and Budget and then defaults in its obligation to pay a contribution or cash call hereunder, the other Participant, by notice to the defaulting Participant, may at any time, but shall not be obligated to, elect to make such contribution or meet such cash call on behalf of the defaulting Participant (a "Cover Payment"). If more than one Cover Payment is made by the other Participant, such Cover Payments shall be aggregated and the rights and remedies described herein pertaining to an individual Cover Payment shall be read to apply to the aggregated Cover Payments.

         Each Cover Payment shall constitute indebtedness due from the defaulting Participant to the non-defaulting Participant, which indebtedness shall be payable upon demand and shall bear interest from the date incurred, payable upon demand or, in the absence of any demand, on the last day of each calendar month, at the rate specified in Section 10.3.

         Each Participant hereby grants to the other Participant, as security for the performance of all obligations arising under this Agreement, including the repayment of the indebtedness referred to in Section 6.4(b) above (together with interest thereon, reasonable attorneys' fees and all other reasonable costs and expenses incurred in collecting payment of such indebtedness and enforcing such security interest), a security interest, mortgage and lien (hereinafter a "security interest") in and on such Participant's right, title and interest in, whenever acquired or arising, (i) the Assets, (ii) its rights under this Agreement, and (iii) its Participating Interest, together with all products, proceeds and accessions of the foregoing. Each Participant hereby represents and warrants to the other Participant that such security interest ranks prior to any and all other security interests. Each Participant hereby agrees to take all action necessary to perfect such security interest and irrevocably appoints the other Participant as its attorney-in-fact to execute, file and record all financing statements and any other documents necessary to perfect or maintain such security interest or otherwise give effect to the provisions hereof. Each Participant hereby agrees that it shall not execute, foreclose or otherwise take action to enforce such security interest except upon 30 days' prior notice to the defaulting Participant, provided that the foregoing shall not prohibit the taking of any action to make, prove or protect a claim in any bankruptcy or insolvency proceeding of the defaulting Participant. Upon completion of execution, foreclosure or other action to enforce the security interest described herein, the defaulting Participant shall be deemed to have withdrawn from this Agreement and shall relinquish its entire Participating Interest. In the event the defaulting Participant is subjected to execution or foreclosure proceedings pursuant to the terms of this Section, to the extent allowed by applicable law the defaulting Participant waives any available right of redemption from and after the date of judgment, any required valuation or appraisal of the mortgaged or secured property prior to sale, any available right to stay execution or to require a marshalling of assets and any required bond in the event a receiver is appointed. In addition, to the extent permitted by applicable law, each Participant grants to the other Participant a power of sale as to any property that is subject to the security interest granted hereunder, such power to be exercised in the manner provided by applicable law or otherwise in a commercially reasonable manner and upon reasonable notice.

         If a Cover Payment shall have been made, upon the giving of not less than 5 days' prior notice to the defaulting Participant, the non-defaulting Participant may, but shall not be obligated to, elect to effect an adjustment of the defaulting Participant's Participating Interest pursuant to this Section 6.4(d); provided, however, that if within such 5 day period the defaulting Participant shall evidence to the reasonable satisfaction of the non-defaulting Participant that it will have the funds to, and will, within 10 days of the expiry of such 5 day period, pay all indebtedness owing by the defaulting Participant to the non-defaulting Participant, then such adjustment of interest may not be effected until the end of such additional 10 day period. Upon such election, or, if applicable, at the end of such additional 10 day period, an amount equal to 125% times the Cover Payment shall be deducted from the defaulting Participant's Equity

Account and added to the Equity Account of the non-defaulting Participant and the Participating Interests of the Participants shall be recalculated based on the adjusted Equity Accounts.

         If a Cover Payment and the indebtedness arising therefrom shall not have been discharged, upon not less than 30 days' notice to the defaulting Participant, the non-defaulting Participant may, but shall not be obligated to, elect to purchase the whole of the Participating Interest of the defaulting Participant, at a purchase price equal to the fair market value of such Participating Interest as determined by an independent appraiser appointed by such non-defaulting Participant (or, if the defaulting Participant objects to the person so appointed, within 10 days of receiving notice thereof, then by an independent appraiser appointed by joint action of independent appraisers appointed by each of the non-defaulting and defaulting Participants; provided, however, that if the defaulting Participant fails to designate an independent appraiser for such purpose within 10 days of such objection, then the person originally designated by such non-defaulting Participant shall serve as the independent appraiser). There shall be withheld from the purchase price payable upon transfer of such Participating Interest the amount of indebtedness of the defaulting Participant owing to the non-defaulting Participant, together with unpaid interest accrued thereon to the date of such transfer. Upon payment of such purchase price, the defaulting Participant shall be deemed to have withdrawn from this Agreement and shall relinquish its entire Participating Interest. Such relinquished Participating Interest shall be deemed to have been assigned automatically to the non-defaulting Participant.

         Upon a default of the type referred to in Section 6.4(a) above, the right of the defaulting Participant to take delivery in kind under Article XI shall cease. The non-defaulting Participant may sell the defaulting Participant's share of Products in any commercially reasonable manner. If such non-defaulting Participant elect to sell the defaulting Participant's share of Products, it shall apply the proceeds thereof first, to make any contribution or meet any cash call not made or met by the defaulting Participant or made or met on its behalf, and second, to pay the indebtedness and unpaid and accrued interest thereon then owing by the defaulting Participant to such non-defaulting Participant. The right of a defaulting Participant to take in kind its share of Products shall be reinstated at the first time when such Participant is not in default in its obligation to make a contribution or meet a cash call and all indebtedness and interest thereon arising out of the making by the non-defaulting Participant of Cover Payments has been paid in full.

         A defaulting Participant, by paying all indebtedness and interest thereon then owing to the non-defaulting Participant may cure such default at any time prior to (i) consummation of an action to execute or foreclose on a security interest granted pursuant to Section 6.4(c), (ii) an adjustment of Participating Interests being effected pursuant to Section 6.4(d), or (iii) consummation of a purchase of its Participating Interest pursuant to Section 6.4(e).

         60. Elimination of Minority Interest.

         Upon the reduction of its Participating Interest to less than ten percent (10%) under the provisions of Section 6.3 or Section 6.4(d), a Participant shall be deemed to have withdrawn from this Agreement and shall relinquish its entire Participating Interest. Such relinquished Participating Interest shall be deemed to have been assigned automatically to the other Participant subject to a right of the withdrawing Participant to receive five percent (5%) of Net Proceeds, calculated as provided in Exhibit D, until the withdrawing participant has received one hundred percent (100%) of its aggregate expenditures on the Property.

         For purposes of this Section 6.5, the determination of whether a Participant's Participating Interest has been reduced to less than ten percent (10%) under the provisions of Section 6.3 shall be made on the basis of the provisionally recalculated Participating Interest provided for under Section 6.3(b), and the relinquishment, withdrawal and entitlements provided for in this
Section 6.5 shall be effective as of the Diluting Date. However, if the final adjustment, provided for under Section 6.3(c), results in a recalculated Participating Interest of ten percent (10%) or more: (i) the Diluting Participant's recalculated Participating Interest shall, effective as of the last day of the Budgetary Period, be deemed to have automatically revested; (ii) such Participant shall be reinstated as a Participant, with all of the rights and obligations pertaining thereto; (iii) the royalty interest (if any) revested or vested under the terms of Section 6.5(a) shall terminate; and (iv) the Participants shall make such reimbursements, reallocations of production, contributions and other adjustments as are necessary so that, to the extent possible, each Participant will be placed in a position it would have been in had the adjusted recalculated Participating Interests been in effect throughout the Budgetary Period.

         61. Continuing Liabilities Upon Adjustments of Participating Interests. Any reduction of a Participant's Participating Interest under this Article VI shall not relieve such Participant of its share of any liability (including without limitation its share of any reclamation liability) arising out of Operations conducted prior to such reduction, whether such liability is known or unknown at the time of the reduction and whether such liability is asserted before or after such reduction. For purposes of this Article VI, such Participant's share of such liability shall be equal to its Participating Interest at the time the activity giving rise to the liability occurred. The increased Participating Interest accruing to a Participant as a result of the reduction of the other Participant's Participating Interest shall be free of royalties, liens or other encumbrances arising by, through or under such other Participant, other than those existing at the time the Properties were acquired or those to which the Participants have given their written consent. An adjustment to a Participating Interest need not be evidenced during the term of this Agreement by the execution and recording of appropriate instruments, but each Participant's Participating Interest shall be shown in the books of the Manager. However, a Participant, at any time upon the request of the other Participant, shall execute and acknowledge instruments necessary to evidence such adjustment in form sufficient for recording in the jurisdiction where the Properties are located. Each Participant also irrevocably appoints the Manager as its attorney-in-fact to execute, file and record all documents necessary to evidence any adjustment to the Participants' Participating Interests.

                                     SECTION

                              MANAGEMENT COMMITTEE

         62. Organization and Composition. The Participants shall establish a Management Committee consisting of two (2) members appointed by GP and two (2) members appointed by Kennecott. Each Participant may appoint one or more alternates to act in the absence of a regular member. Any alternate so acting shall be deemed a member. Appointments shall be made or changed by notice to the other Participant. During the Initial Contribution Period, the Management Committee shall meet regularly so that the Manager can report on the status of Operations, but all decisions regarding the management of the Venture and the policies, objectives, procedures, methods and actions under this Agreement shall be made by the Manager. During the Period of Joint Operations, the Management Committee shall determine overall policies and objectives under this Agreement and provide, through regularly scheduled meetings, general oversight and direction to the Manager.

         63. Decisions. During the Period of Joint Operations, each Participant, acting through its appointed members, shall vote its Participating Interest. Unless otherwise provided in this Agreement, the decisions of the Management Committee will be decided by a simple majority; provided, however, that in the event a simple majority cannot be obtained, the position of the Participant which is the Manager shall prevail.

         64. Meetings. The Management Committee shall hold regular meetings at least annually in Salt Lake City, Utah, or at other mutually agreed places. The Manager shall give thirty (30) days notice to the Participants of such regular meetings. Additionally, a Participant may, during the Period of Joint Operations, call a special meeting upon fifteen (15) days notice to the Manager and the other Participant. In case of emergency, reasonable notice of a special meeting shall suffice. There shall be a quorum if at least one member representing each Participant is present. If a Participant fails to attend a regular or special meeting for which notice has been given as described above, the Manager or the Participant calling the meeting, as applicable, may give a second notice of the meeting in compliance with the above rules for special meetings. If the non-attending Participant does not attend the meeting scheduled by the second notice, there shall be a quorum if at least one member of one Participant is present. Each notice of a meeting shall include an itemized agenda prepared by the Manager in the case of a regular meeting, or by the Participant calling the meeting in the case of a special meeting, but any matters may be considered with the consent of all Participants. The Manager shall prepare minutes of all meetings and shall distribute copies of such minutes to the Participants within 10 days after the meeting. The minutes shall be the official record of the decisions made by the Management Committee and shall be binding on the Manager and the Participants. If personnel employed in Operations are required to attend a Management Committee meeting, reasonable costs incurred in connection with such attendance (a) shall be borne by the Participants individually for meetings held during the Initial Contribution Period, and (b) shall be a Venture cost for meetings held during the Period of Joint Operations. All other costs shall be paid for by the Participants individually.

         65. Action Without Meeting. In lieu of meetings, the Management Committee may hold telephone conferences so long as all decisions are immediately confirmed in writing by the Participants.

                                     SECTION

                                     MANAGER

         66. Appointment of Manager. The Participants hereby appoint Kennecott as the Manager with overall management responsibility for Operations. Kennecott hereby agrees to serve until it resigns as provided in Section 8.4.

         67. Powers and Duties of Manager. During the Initial Contribution Period, the Manager shall have full discretion in the Operations of the Properties and shall not be obligated to explore, develop or mine on any particular schedule nor on any particular portion of the Properties. Subject to the general oversight and direction of the Management Committee as described in
Section 7.1, the Manager is vested with full authority to carry out the day-to-day management of the Venture and to conduct all Operations during the Period of Joint Operations. The Manager agrees, by itself, or through its employees, agents or contractors, to carry out its duties in accordance with the terms and intent of this Agreement, on behalf of and for the account of the Participants according to their Participating Interests. Without limiting the generality of the foregoing, the Manager shall have the following powers and duties:

                  The Manager shall manage, direct and control Operations.

                  During the Period of Joint Operations, the Manager shall implement the decisions of the Management Committee, shall make all expenditures necessary to carry out adopted Programs, and shall promptly advise the Management Committee if it lacks sufficient funds to carry out its responsibilities under this Agreement.

                  The Manager shall: (i) purchase or otherwise acquire all material, supplies, equipment, water, utility and transportation services required for Operations, such purchases and acquisitions to be made on the best terms available in light of all relevant circumstances and taking into account the terms which are typically obtained by the Manager or its Affiliates for like services or supplies; (ii) obtain such customary warranties and guarantees as are available in connection with such purchases and acquisitions; and (iii) keep the Assets free and clear of all liens and encumbrances, except for those existing at the time of, or created concurrently with, the acquisition of such Assets, or mechanic's or materialmen's liens which shall be released or discharged in a diligent manner, or liens and encumbrances specifically approved by the Management Committee.

                  The Manager shall conduct such title examinations and cure such title defects as may be advisable in the reasonable judgment of the Manager.

                  The Manager shall: (i) make or arrange for all payments required by leases, licenses, permits, contracts and other agreements related to the Assets; and (ii) pay all taxes, assessments and like charges on Operations and Assets except taxes determined or measured by a Participant's sales revenue or net income. The Manager shall have the right to contest in the courts or otherwise, the validity or amount of any taxes, assessments or charges if the Manager deems them to be unlawful, unjust, unequal or excessive, or to undertake such other steps or proceedings as the Manager may deem reasonably necessary to secure a cancellation, reduction, readjustment or equalization thereof before the Manager shall be required to pay them, but in no event shall the Manager permit or allow title to the Assets to be lost as the result of the nonpayment of any taxes, assessments or like charges; and (iii) do all other acts reasonably necessary to maintain the Assets.

                  The Manager shall: (i) apply for all necessary permits, licenses and approvals; (ii) comply with applicable federal, state and local laws, regulations and permits; (iii) notify promptly the Management Committee of any allegations of substantial violation of applicable federal, state or local laws, regulations or permits, the violation of which would have a material adverse effect on Operations; and (iv) prepare and file all reports or notices required for Operations. The Manager shall not be in breach of this provision if a violation has occurred in spite of the Manager's good faith efforts to comply, and the Manager has timely cured or disposed of such violation through performance or payment of fines and penalties.

                  The Manager shall prosecute and defend litigation or administrative proceedings arising out of Operations. The Manager may initiate without the consent of the Management Committee litigation or administrative proceedings arising out of Operations having at stake less than $100,000 in cash or value; initiation of such actions having $100,000 or more in cash or value at stake shall require the consent of the Management Committee. The non-managing Participant shall have the right to participate, at its own expense, in such litigation or administrative proceedings. The non-managing Participant shall approve in advance any settlement involving payments, commitments or obligations in excess of $250,000 in cash or value.

                  The Manager shall provide insurance for the benefit of the Participants as provided in Exhibit E.

                  The Manager may dispose of Assets, whether by abandonment, surrender or Transfer in the ordinary course of business, except that Properties may be abandoned or surrendered only as provided in Article XIV. However, without prior authorization from the Management Committee, the Manager shall not: (i) dispose of Assets in any one transaction having a value in excess of $250,000; (ii) enter into any sales contracts or commitments for Product, except as permitted in Sections 6.4(f) and 11.2;

                  (iii) begin a liquidation of the Venture; or (iv) dispose of all or a substantial part of the Assets necessary to achieve the purposes of the Venture.

                  The Manager shall have the right to carry out its responsibilities hereunder through agents, Affiliates or independent contractors.

                  The Manager shall perform or cause to be performed during the term of this Agreement all assessment and other work required by law in order to maintain the unpatented mining claims included within the Properties. The Manager shall have the right to perform the assessment work required hereunder pursuant to a common plan of exploration and continued actual occupancy of such claims and sites shall not be required. The Manager shall not be liable on account of any determination by any court or governmental agency that the work performed by the Manager does not constitute the required annual assessment work or occupancy for the purposes of preserving or maintaining ownership of the claims, provided that the work done is in accordance with the adopted Program and Budget. The Manager shall timely record with the appropriate county and file with the appropriate United States agency, affidavits in proper form attesting to the performance of assessment work or notices of intent to hold in proper form, and allocating therein, to or for the benefit of each claim, at least the minimum amount required by law to maintain such claim or site.

                  The Manager may: (i) locate, amend or relocate any unpatented mining claim or mill site or tunnel site, (ii) locate any fractions resulting from such amendment or relocation, (iii) apply for patents or mining leases or other forms of mineral tenure for any such unpatented claims or sites, (iv) abandon any unpatented mining claims for the purpose of locating mill sites or otherwise acquiring from the United States rights to the ground covered thereby, (v) abandon any unpatented mill sites for the purpose of locating mining claims or otherwise acquiring from the United States rights to the ground covered thereby, (vi) exchange with or convey to the United States any of the Properties for the purpose of acquiring rights to the ground covered thereby or other adjacent ground, and (vii) convert any unpatented claims or mill sites into one or more leases or other forms of mineral tenure pursuant to any federal law hereafter enacted.

                  The Manager shall keep and maintain all required accounting and financial records pursuant to the Accounting Procedure and in accordance with customary cost accounting practices in the mining industry.

                  The Manager shall keep the Management Committee advised of all Operations by submitting in writing to the Management
                  Committee: (i) during the Initial Contribution Period, a detailed final report within ninety days of the end of the period covered by a Plan of Operations; and (ii) during the Period of Joint Operations, (x) monthly progress reports which include statements of expenditures and comparisons of such expenditures to the adopted Budget, (y) a detailed final report within ninety days after completion of each Program and Budget, which shall include comparisons between actual and budgeted expenditures and comparisons between the objectives and results of Programs, and (z) such other reports as the Management Committee may reasonably request. At all reasonable times the Manager shall, upon request, provide the Management Committee or the representative of the non-managing Participant access to, and the right to inspect and copy all maps, drill logs, core tests, reports, surveys, assays, analyses, production reports, operations, technical, accounting and financial records, and other information acquired in Operations. Such material and information shall be solely for the benefit of the Participants to whom such material and information are made available and the Participants agree not to discuss or disclose the same to any third parties except as provided in this Agreement. The non-managing Participant further agrees that its use of or reliance on such material and information shall be at its sole risk and further agrees to indemnify, defend and hold harmless the Manager and its Affiliates (including without limitation direct and indirect parent companies), and its or their respective directors, officers, shareholders, employees, agents and attorneys, from and against any Liabilities which may be imposed upon, asserted against or incurred by any of them and which arise out of or result from use of or reliance on such material and information by the non-managing Participant, or any third party to whom the non-managing Participant discloses such material and information. The Manager makes no representation or warranty as to the completeness or accuracy of any material or information disclosed hereunder.

                  The Manager shall allow the non-managing Participant, at the latter's sole risk and expense, and subject to reasonable safety regulations, to inspect the Assets and Operations at all reasonable times, so long as the non-managing Participant does not unreasonably interfere with Operations. Such Participant agrees to indemnify, defend and hold harmless the Manager and its Affiliates (including without limitation direct and indirect parent companies), and its or their respective directors, officers, shareholders, employees, agents and attorneys, from and against any Liabilities which may be imposed upon, asserted against or incurred by any of them and which arise out of or result from the entry, presence or activities of such Participant and/or its agents and representatives on the Properties, including without limitation bodily injury or death at any time resulting therefrom and damage to property sustained by any person or persons, unless such loss or damage is caused by the gross negligence or willful misconduct of the Manager.

                  The Manager shall undertake all other activities reasonably necessary to fulfill the foregoing.

The Manager shall not be in default of any duty under this Section 8.2 if its failure to perform results from the failure of the non-managing Participant to perform acts or to contribute amounts required of it by this Agreement.

         68. Manager's Standard of Care. The Manager shall conduct all Operations in a good, workmanlike and efficient manner, in accordance with sound mining and other applicable industry standards and practices, and in accordance with the terms and provisions of leases, licenses, permits, contracts and other agreements pertaining to Assets. The Manager shall not be liable to the non-managing Participant for any act or omission resulting in damage or loss except to the extent caused by or attributable to the Manager's willful misconduct or gross negligence.

         69. Manager's Resignation; Deemed Offer to Resign.

         The Manager may resign upon two months' prior notice to the other Participant, in which case the other Participant may elect to become the new Manager by notice to the resigning Participant within 30 days after the notice of resignation.

         If any of the following shall occur, the Manager shall be deemed to have offered to resign, which offer shall be accepted by the other Participant, if at all, within 90 days following such deemed offer:

                  The Participating Interest of the Manager becomes less than the Participating Interest of the other Participant;

                  The Manager fails to perform a material obligation imposed upon it under this Agreement and such failure continues uncontested by the Manager for a period of 60 days after notice from the other Participant demanding performance; or

                  The Manager fails to pay or contest in good faith its bills within 60 days after they are due.

         If

                  A receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for a substantial part of the Manager's assets is appointed and such appointment is neither made ineffective nor discharged within 60 days after the making thereof, or such appointment is consented to, requested by, or acquiesced in by the Manager; or

                  The Manager commences a voluntary case under any applicable bankruptcy, insolvency or similar law now or hereafter in effect; or consents to the entry of an order for relief in an involuntary case under any such law or to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar official of any substantial part of its assets; or makes a general assignment for the benefit of creditors; or fails generally to pay its debts or the debts of the Participants arising under this Agreement as such debts become due; or takes corporate or other action in furtherance of any of the foregoing; or

                  Entry is made against the Manager of a judgment, decree or order for relief affecting a substantial part of its assets by a court of competent jurisdiction in an involuntary case commenced under any applicable bankruptcy, insolvency or other similar law of any jurisdiction now or hereafter in effect;

the Manager shall be deemed to have resigned without any action by the other Participant. If a petition for relief under the federal bankruptcy laws is filed by or against the Manager, and the removal of the Manager is prevented by the federal bankruptcy court, the Participants shall comprise an interim operating committee to serve until the Manager has elected to reject or assume this Agreement pursuant to the Bankruptcy Code, and an election to reject this Agreement by the Manager as a debtor in possession, or by a trustee in bankruptcy, shall be deemed a resignation as the Manager without any action by the other Participant. During the period of time the operating committee controls Operations, a third party acceptable to the non-managing Participant, the Manager and the federal bankruptcy court shall be selected as a member of the operating committee, and all actions shall require the approval of 2 members of the operating committee without regard to their interest in the Properties.

         70. Payments to Manager. During the Initial Contribution Period, the Manager shall be compensated for its services in accordance with the provisions of Section 1.36. During the Period of Joint Operations, the Manager shall be compensated for its services and reimbursed for its costs hereunder in accordance with the Accounting Procedure.

         71. Transactions with Affiliates. The Manager may use the professional or other services offered by its Affiliates which the Manager in good faith believes to be appropriate in the circumstances; provided, however, that in the case of services in excess of $100,000 in value, prior to engaging an Affiliate to perform such services, the Manager shall determine that the Affiliate's services are comparable to or better than similar services which could be obtained from third parties in light of relevant circumstances, including but not limited to quality of service, time for performance, ability to perform or cost, or any combination of the foregoing.

         72. Activities Pending Adoption of New Program and Budget. If during the Period of Joint Operations the Management Committee for any reason fails to adopt a Program and Budget, subject to the contrary direction of the Management Committee and to the receipt of necessary funds, the Manager shall continue Operations at levels comparable with the last adopted Program and Budget. The Participants shall be obligated to fund such Operations until a new Program and Budget has been adopted. For purposes of determining the required contributions of the Participants and their respective Participating Interests, the last adopted Program and Budget shall be deemed extended.

         73. Funding of Reclamation. The Participants agree that funds regularly shall be set aside by the Venture during the term of this Agreement in an amount sufficient to meet reclamation costs which are reasonably estimated to be required for reclamation for all Operations conducted pursuant to this Agreement. The Management Committee will periodically, but not less frequently than once a year after commencement of Operations, estimate the amount of funds which will be required for such purposes and will establish the amount of annual funding required which, together with interest thereon, will accumulate to such estimate. The estimated annual required funding will be made part of the Program and Budget and shall be satisfied by cash contributions from the Participants, or the posting of a letter of credit or other form of surety acceptable to the Manager; provided, however, that if a Participant posts a letter of credit or other form of surety, that Participant shall be obligated to make additional contributions on an annual basis so that the value of the letter of credit or other surety equals the value of a cash contribution plus interest at the rate of return realized by investment of a cash contribution as provided in this
Section 8.8. Funds will be deposited in an interest-bearing escrow account or such other revenue generating investment account as the Management Committee shall direct. Withdrawals from such accounts will be restricted to the specified purpose of paying end of mine life reclamation costs; provided, however, that the Management Committee may, from time-to-time, use such funds to perform reclamation that would otherwise have to be undertaken at the end of Operations so long as the ability to fund all such reclamation is not impaired. If any escrow funds remain after reclamation obligations have been fulfilled, they shall be distributed to the Participants in proportion to the Participants' Participating Interests as of the time the distribution is made.

                                     SECTION

                              PROGRAMS AND BUDGETS

         74. Plans of Operations. During the Initial Contribution Period, Kennecott shall conduct Operations pursuant to Plans of Operations. Plans of Operations shall be prepared for informational purposes only, shall be delivered to the Management Committee and shall describe the Operations the Manager intends to conduct during the period covered by the applicable Plan of Operations. If the Manager desires to conduct Operations substantially different from those described in the current Plan of Operations, the Manager shall, at least 5 days before undertaking such other Operations, notify the Management Committee. The Manager shall not be obligated to fulfill every aspect of a Plan of Operations or to conduct the Operations described therein on any particular schedule.

         75. Operations Pursuant to Programs and Budgets. Prior to the termination of the Initial Contribution Period, the Manager shall prepare the initial Program and Budget and shall submit it to the Participants for approval pursuant to the provisions of this Article IX. During the Period of Joint Operations and except as otherwise provided in Section 9.8 and Article XIII, Operations shall be conducted, expenses shall be incurred, and Assets shall be acquired only pursuant to approved Programs and Budgets. Programs and Budgets shall be designed to set forth, in reasonable detail, the scope, direction and nature of Operations to be undertaken by the Manager and to establish a fiscal basis for Operations. Programs and Budgets are not intended to be an exhaustive listing of authorized expenditures or to limit the duties and obligations of the Manager in conducting Operations.

         76. Presentation of Programs and Budgets.

         Proposed Programs and Budgets shall be prepared by the Manager for such Budgetary Periods as the Manager, in its reasonable discretion, shall determine. Each adopted Program and Budget, regardless of length, shall be reviewed at least once a year at the annual meeting of the Management Committee. During the Budgetary Period encompassed by any Program and Budget, and at least two months prior to its expiration, a proposed Program and Budget for the succeeding Budgetary Period shall be prepared by the Manager and submitted to the Participants.

         The Manager may propose amendments to an approved Program and Budget that do not materially alter the Program and Budget. If during the Budgetary Period the assumptions underlying a Program and Budget or the basis thereof change, the Manager may also propose an interim Program and Budget for approval by the Participants, provided that it is submitted to the Participants at least two months prior to the date the interim Program and Budget is proposed to take effect.

         77. Review and Approval of Proposed Programs and Budgets. Within 30 days after submission of a proposed Program and Budget, a proposed amendment or a proposed interim Program and Budget, each Participant shall submit to the Management Committee:

         Notice that the Participant approves the proposal; or

         Proposed modifications to the proposal; or

         Notice that the Participant rejects the proposal.

Except with respect to a proposed interim Program and Budget, for which unanimity is required, if a Participant fails to give any of the foregoing responses within the allotted time, the failure shall be deemed to be an approval by the Participant of the Manager's proposed Program and Budget. If a Participant makes a timely submission to the Management Committee pursuant to
Section 9.4(b) or (c), then the Management Committee shall seek to develop a Program and Budget acceptable to the Participants; provided, however, that except for an interim Program and Budget, the Management Committee shall make the final determination of the Program and Budget notwithstanding the inability to accommodate an individual Participant's objections.

         78. Election to Participate. By notice to the Management Committee within 20 days after the final vote adopting a Program and Budget, a Participant may elect to contribute to such Program and Budget in some lesser amount than its respective Participating Interest, or not at all, in which cases its Participating Interest shall be recalculated as provided in Article VI. If a Participant fails to so notify the Management Committee, the Participant shall be deemed to have elected not to contribute to such Program and Budget as of the beginning of the Budgetary Period covered by the Program and Budget. If a Participant elects to contribute to a Program and Budget in some lesser amount or not at all, the Participant that is the Manager may (a) elect to proceed with the Program and Budget or to propose a replacement Program and Budget that will be submitted to the Participants pursuant to Section 9.4, and (b) elect to fund all or any portion of the amount the other Participant has elected not to contribute.

         79. Activities Pending Adoption of New Program and Budget. If the Participants, acting through the Management Committee, fail to approve a Program and Budget by the beginning of the applicable Budgetary Period, the provisions of Sections 8.7 and 12.2 shall apply.

         80. Budget Overruns; Program Changes. The Manager shall immediately notify the Management Committee of any material departure from an adopted Program and Budget. If the Manager exceeds the operating or capital expenditures of an adopted Budget by more than 25%, then the excess over 25%, unless necessary to fulfill its duties under an adopted Program and Budget or unless directly caused by an emergency or unexpected expenditure made pursuant to
Section 9.8 or unless incurred pursuant to revisions to the Budget approved by the Management Committee, shall be for the sole account of the Manager and such excess shall not be included in the calculations of the Participating Interests. Budget overruns of twenty-five percent (25%) or less, and Budget overruns in excess of 25% if necessary to fulfill the Manager's duties under an adopted Program or if directly caused by an emergency or unexpected expenditure made pursuant to Section 9.8 or if incurred pursuant to revisions to the Budget approved by the Management Committee, shall be borne by the Participants in proportion to their respective Participating Interests as of the time the overrun occurs.

         81. Emergency or Unexpected Expenditures. In case of emergency, the Manager may take any reasonable action it deems necessary to protect life, limb or property, to protect the Assets or to comply with law or government regulation. The Manager may also make reasonable expenditures for unexpected events which are beyond its reasonable control and which do not result from a breach by it of its standard of care. The Manager shall promptly notify the Participants of the emergency or unexpected expenditure, and the Manager shall be reimbursed for all resulting costs by the Participants in proportion to their respective Participating Interests at the time the emergency or unexpected expenditures are incurred.

                                     SECTION

                            ACCOUNTS AND SETTLEMENTS

         82. Monthly Statements. During the Period of Joint Operations, the Manager shall promptly submit to the Management Committee monthly statements of account reflecting in reasonable detail the charges and credits to the Joint Account during the preceding month.

         83. Cash Calls. On the basis of the adopted Program and Budget, the Manager shall submit to each Participant prior to the last day of each month, a billing for estimated cash requirements for the next month. Within 10 days after receipt of each billing, each Participant shall advance to the Manager its proportionate share of the estimated amount. Time is of the essence of payment of such billings. The Manager shall at all times maintain a cash balance approximately equal to the rate of disbursement for up to 60 days. All funds in excess of immediate cash requirements shall be invested in interest-bearing accounts with the Manager's bank, for the benefit of the Joint Account.

         84. Failure to Meet Cash Calls. A Participant that fails to meet cash calls in the amount and at the times specified in Section 10.2 shall be in default, and the amounts of the defaulted cash call shall bear interest from the date due at an annual rate equal to five percentage points over the Prime Rate, but in no event shall said rate of interest exceed the maximum permitted by law. The non-defaulting Participant shall have those rights, remedies and elections specified in Section 6.4.

         85. Audits. Within 3 months following the end of any calendar year during the Period of Joint Operations (or, if the Management Committee has adopted an accounting period other than the calendar year, within 3 months after the end of such period), the Manager shall order an audit of the accounting and financial records for such calendar year (or other accounting period). The costs associated with such audit shall be charged to the Joint Account. All written exceptions to and claims upon the Manager for discrepancies disclosed by such audit shall be made not more than 3 months after receipt of the audit report. Failure to make any such exception or claim within the 3 month period shall mean the audit is correct and binding upon the Participants. The audits shall be conducted by a firm of certified public accountants selected by the Manager, unless otherwise agreed by the Management Committee. Additional audits may be requested by any Participant at any time, the costs of which shall be borne by the Participant requesting the same. Such additional audits shall not interfere with the performance of the audits chargeable to the Joint Account or alter the binding effect of such audits.

                                     SECTION

                            DISPOSITION OF PRODUCTION

         86. Taking in Kind. Each Participant shall have the right to take in kind or separately dispose of its share of all Products in accordance with its Participating Interest. Any extra expenditure incurred by a Participant in the taking in kind or separate disposition by a Participant of its proportionate share of Products shall be borne by such Participant. Nothing in this Agreement shall be construed as providing, directly or indirectly, for any joint or cooperative marketing or selling of Products or permitting the processing of Products of any parties other than the Participants at any processing facilities constructed by the Participants pursuant to this Agreement. The Manager shall give the Participants notice at least 10 days in advance of the delivery date upon which their respective shares of Products will be available.

         87. Failure of Participant to Take in Kind. If a Participant fails to take in kind, the Manager or any Affiliate of the Manager shall have the right, but not the obligation, for a period of time consistent with the minimum needs of the industry, but not to exceed one year, to purchase the Participant's share for its own account, or to sell such share as agent for the Participant, in either case at not less than the prevailing market price in the area. If the Manager or any Affiliate of the Manager undertakes to sell a Participant's share of Products as such Participant's agent, such undertaking shall not give rise to any implied covenant or duty with respect to such marketing, and the Manager's or its Affiliate's sole obligation arising from such undertaking shall be to sell the Participant's Products on terms that are substantially similar to the terms under which the Manager's share of Products is marketed. Subject to the terms of any such contracts of sale as may be then outstanding, during any period that the Manager or its Affiliate is purchasing or selling a Participant's share of production, the Participant may elect by notice to the Manager to take in kind. The Manager or its Affiliate shall be entitled to deduct from proceeds of any sale by it for the account of a Participant reasonable expenses incurred in such a sale.

                                     SECTION

                 BREACH OF AGREEMENT, TERMINATION AND WITHDRAWAL

         88. Breach of Agreement; Opportunity to Cure.

         The failure of a Participant to keep or perform any material obligation arising under this Agreement shall constitute a default under this Agreement. Such a default, other than a default which is addressed by Section 8.4 regarding the Manager's removal, or by Section 6.4 regarding failure to meet a cash call, shall be subject to the provisions of this Section 12.1.

         In the event of an alleged default subject to the provisions of this
Section 12.1, the non-defaulting Participant shall first give the defaulting Participant notice of its intention to declare such alleged default to be a breach of this Agreement, specifying the particular default or defaults relied upon by it. The defaulting Participant shall have a reasonable time, but not less than thirty (30) days after receipt of such notice, in which to cure or commence in good faith to cure or contest such alleged default or defaults. If such alleged default or defaults are cured, there shall be no breach hereunder with respect to such alleged default or defaults. If the defaulting Participant fails to cure or contest such default, the non-defaulting Participant may elect one of the remedies described in this Section or may seek other remedies, but no Participant shall be put to an election of remedies and, subject to the other provisions hereof, a Participant may exercise any one or more of the remedies provided by law or in equity.

         If the defaulting Participant contests the existence of an event of default or if the Participants cannot agree that an alleged default has been or is being successfully cured, within sixty (60) days of the end of the initial thirty (30) day period described above, the defaulting Participant may institute declaratory or other appropriate action to determine the existence of, or adequacy of the cure of, the alleged default or inadequate cure. The remedies of the non-defaulting Participant described below may not be invoked until a final, nonappealable judicial resolution has been obtained that determines that a material default existed and that the default was not adequately cured in a timely fashion; provided, however, that if the court determines that such default can be adequately cured after the judicial determination is made, the defaulting Participant shall be given a reasonable period of time as specified by the court within which to cure the default. If such cure is timely made, the non-defaulting Participant may not invoke the remedies described below. The prevailing party shall be awarded all costs and expenses, including reasonable attorneys' fees, incurred in any such action. Disputes over the existence of an event of default or the adequacy of efforts to cure an alleged default shall not interfere with ongoing activities being conducted under this Agreement.

         Upon a final, nonappealable judicial determination that a material default has occurred and was not adequately cured, or if applicable, the time to cure in compliance with such judicial determination has expired without such cure having been made, the non-defaulting Participant may, but shall not be obligated to, elect one of the following remedies:

         the non-defaulting Participant may treat the default as a deemed withdrawal, in which event the defaulting Participant's Participating Interest shall be relinquished and shall be deemed to have been assigned automatically to the other Participant; provided, however, that the defaulting Participant shall have the right to receive five percent (5%) of Net Proceeds, calculated as provided in Exhibit D; or

         the non-defaulting Participant may sell the defaulting Participant's share of Products in any commercially reasonable manner, in which case the right of the defaulting Participant to take delivery in kind under Article XI shall cease until all amounts owed to the non-defaulting Participant by the defaulting Participant have been satisfied.

If the non-defaulting Participant shall elect one of the remedies described above, it may withhold such portion of any royalty payments or sales proceeds, as applicable, as necessary to recover all costs and expenses, including reasonable attorneys' fees, awarded to it as described in Section 12.1(c) and to satisfy any other amounts (including unpaid interest, if any) owed to the non-defaulting Participant by the defaulting Participant. Any withdrawal under this Section 12.1 shall not relieve the withdrawing Participant of its share of liabilities (including without limitation its share of reclamation liabilities), arising out of Operations conducted prior to such withdrawal, whether such liability is known or unknown at the time of withdrawal and whether such liability is asserted before or after the withdrawal. The withdrawing Participant's share of such liabilities shall be equal to its Participating Interest at the time the activity giving rise to the liability occurred.

         89. Termination During Period of Joint Operations.

         During the Period of Joint Operations, this Agreement shall terminate upon the expiration of its term as described in Section 3.5 above, unless earlier terminated by written agreement of the Participants. In addition, if during the Period of Joint Operations the Management Committee fails to adopt a Program and Budget for twelve (12) months after the expiration of the latest adopted Program and Budget, a Participant may elect to terminate this Agreement by giving notice of termination to the other Participant.

         On termination of this Agreement under this Section 12.2, the Participants shall remain liable for continuing obligations hereunder until final settlement of all accounts and for any liability arising out of Operations during the term of the Agreement, whether such liability is known or unknown at the time of termination and whether such liability is asserted before or after termination.

         Promptly after termination under this Section 12.2, the Manager shall take all action necessary to wind up the activities of the Venture, and all costs and expenses incurred in connection with the termination of the Venture shall be expenses chargeable to the Venture. In accordance with Exhibit C, any Participant that has a negative Capital Account balance when the Venture is terminated for any reason shall contribute to the Assets of the Venture an amount sufficient to raise such balance to zero. The Assets shall first be paid, applied or distributed in satisfaction of all liabilities of the Venture to third parties and then to satisfy any debts, obligations or liabilities owed to the Participants. Before distributing any funds or Assets to Participants, the Manager shall have the right to segregate amounts which, in the Manager's reasonable judgment, are necessary to discharge continuing obligations or to purchase for the account of Participants, bonds or other securities for the performance of such obligations. The foregoing shall not be construed to include the repayment of any Participant's capital contributions or Capital Account balance. Thereafter, any remaining cash and all other Assets shall be distributed (in undivided interests unless otherwise agreed) as provided under Section 13 of Exhibit C.

         90. Withdrawal. During the Period of Joint Operations, a Participant may, with the consent of the other Participant, voluntarily withdraw as a Participant from this Agreement. The Participant wishing to withdraw shall give notice to the other Participant of the effective date of its proposed withdrawal, which shall be the later of the end of the then current Program and Budget or at least 30 days after the date of the notice. If the other Participant gives its consent to such withdrawal, this Agreement shall terminate, and the withdrawing Participant shall be deemed to have transferred to the remaining Participant without cost and free and clear of royalties, liens or other encumbrances arising by, through or under such withdrawing Participant (except those exceptions to title described in Part 1 of Exhibit A and those to which the Participants have given their written consent after the date of this Agreement) all of its Participating Interest in the Assets and in this Agreement. Any withdrawal under this Section 12.3 shall not relieve the withdrawing Participant of its share of liabilities (including without limitation its share of reclamation liabilities) arising out of Operations conducted prior to such withdrawal, whether such liability is known or unknown at the time of withdrawal and whether such liability is asserted before or after the withdrawal. The withdrawing Participant's share of such liabilities shall be equal to its Participating Interest at the time the activity giving rise to the liability occurred. If the other Participant does not consent to such withdrawal, this Agreement shall be deemed to have terminated by written agreement and the Participants' rights shall be governed by and such termination shall be deemed a termination under Section 12.2.

         91. Non-Compete Covenants. If this Agreement terminates under any of its provisions except Section 12.2, or if a Participant withdraws or is deemed to have withdrawn under any provision, neither the defaulting or withdrawing Participant, as the case may be, nor its Affiliates shall directly or indirectly acquire any interest in property within the Area of Interest for 12 months after the effective date of termination or withdrawal, as applicable. If such Participant, or the Affiliate of such Participant, breaches this Section 12.4, such Participant or Affiliate shall be obligated to offer to convey to the other Participant, without cost, any such property or interest acquired. Such offer shall be made in writing and can be accepted by the other Participant at any time within 45 days after it is received by such other Participant.

         92. Right to Data after Termination. After termination of this Agreement pursuant to Section 12.2, or after a withdrawal pursuant to Section 5.2, each Participant shall be entitled to copies of all information acquired or generated hereunder before the effective date of termination or withdrawal not previously furnished to it, but the terminating or withdrawing Participant shall not be entitled to any such copies after any other termination or any withdrawal.

         93. Continuing Authority. On termination of this Agreement or the deemed or voluntary withdrawal of a Participant, the Manager shall have the power and authority to do all things on behalf of the Participants which are reasonably necessary or convenient to: (a) wind up Operations and (b) complete any transaction and satisfy any obligation, unfinished or unsatisfied, at the time of such termination or withdrawal, if the transaction or obligation arises out of Operations prior to such termination or withdrawal. The Manager shall have the power and authority to grant or receive extensions of time or change the method of payment of an already existing liability or obligation, prosecute and defend actions on behalf of the Participants and the Venture, mortgage Assets, and take any other reasonable action in any matter with respect to which the former Participants continue to have, or appear or are alleged to have, a common interest or a common liability.

                                     SECTION

                      ACQUISITIONS WITHIN AREA OF INTEREST

         94. General. Any interest or right to acquire any interest in real property within the Area of Interest acquired during the term of this Agreement by or on behalf of a Participant or any Affiliate shall be subject to the terms and provisions of this Agreement. Each Participant shall use its best efforts to cause any interest acquired under this Article XIII to be free and clear of all liens, encumbrances and agreements of any kind or, if such interest is subject to agreements, to make such agreements assignable to the other Participant.

         95. Notice to Nonacquiring Participant. Within 30 days after the acquisition of any interest or the right to acquire any interest in real property wholly or partially within the Area of Interest (except real property acquired by the Manager pursuant to a Program), the acquiring Participant shall notify the other Participant of such acquisition. The acquiring Participant's notice shall describe in detail the acquisition, the lands and minerals covered thereby, the cost thereof, and the reasons why the acquiring Participant believes that the acquisition of the interest is in the best interests of the Participants under this Agreement. In addition to such notice, the acquiring Participant shall make any and all information concerning the acquired interest available for inspection by the other Participant.

         96. Option Exercised. The other Participant shall have 30 days after receiving the acquiring Participant's notice to notify the acquiring Participant of its election to accept a proportionate interest in the acquired interest. If the other Participant accepts a proportionate interest in the acquired interest, the acquired interest shall become a part of the Properties for all purposes of this Agreement effective as of the time the acquiring Participant's notice was given, and the acquiring Participant shall convey to the other Participant an undivided interest equal to its Participating Interest. The acquiring Participant shall convey such interest by special warranty deed. The Participant electing to acquire an interest shall promptly pay to the acquiring Participant its proportionate share of the latter's actual out-of-pocket acquisition costs. For property acquired during the Initial Contribution Period, the initial Participating Interests set forth in Section 6.1(a) shall be used to determine the Participant's proportionate share of the interest it acquires and acquisition costs.

         97. Option Not Exercised. If the other Participant does not give such notice within the 30 day period set forth in Section 13.3, it shall have no interest in the acquired interest, and the acquired interest shall not be a part of the Properties or subject to this Agreement.

                                     SECTION

                     ABANDONMENT AND SURRENDER OF PROPERTIES

         98. Surrender or Abandonment of Property. Part or all of the Properties may be surrendered or abandoned, consistent with the terms and conditions of any agreement under which such portion or portions of the Properties were acquired, by the Manager upon authorization from the Management Committee.

In each case, if a Participant objects to the surrender or abandonment, the Participant that desires to abandon or surrender shall assign to the objecting Participant, by special warranty deed and without cost to the surrendering Participant, all of the surrendering Participant's interest in the property to be abandoned or surrendered, and the abandoned or surrendered property shall cease to be part of the Properties. The objecting Participant shall indemnify, defend and hold harmless each abandoning Participant and its Affiliates (including without limitation direct and indirect parent companies), and its or their respective officers, directors, shareholders, employees, agents and attorneys, from and against any Liabilities incurred by any of them relating in any respect to activities occurring thereafter on or with respect to the property abandoned under this Section. Such indemnification shall include but is not limited to Liabilities arising out of: (i) violation of any federal or state statute, regulation, rule or order or local ordinance or order pertaining to environmental matters or any environmental permit related to the abandoned property; (ii) any release or disposal of petroleum, hazardous substances, pollutants or contaminants at or from the abandoned property; (iii) any environmental liabilities and alleged or asserted environmental liabilities to local, state or federal governmental authorities or other third parties (including without limitation reclamation liabilities and citizens' suits and other actions under the Comprehensive Environmental Response, Compensation and Liability Act) relating to such property or any off-site disposal or release of hazardous substances, pollutants or contaminants generated at the property; and
(iv) the abandoning Participant's own negligence.

         99. Reacquisition. If any Properties are abandoned or surrendered under the provisions of this Article then, unless this Agreement is earlier terminated, a Participant or any of its Affiliates shall not acquire any interest in such Properties for a period of two years following the date of such abandonment or surrender. If a Participant reacquires any Properties in violation of this provision, the other Participant may elect by notice to the reacquiring Participant within forty-five (45) days after it has actual notice of such reacquisition, to have such properties made subject to the terms of this Agreement. In the event such an election is made, the reacquired properties shall thereafter be treated as Properties, and the costs of reacquisition shall be borne solely by the reacquiring Participant and shall not be included for purposes of calculating the Participants' respective Participating Interests.

                                     SECTION

                              TRANSFER OF INTEREST

         100. General. A Participant shall have the right to Transfer to any third party all or any part of its interest in or to this Agreement or the Assets or its Participating Interest solely as provided in this Article XV.

         101. Limitations on Free Transferability. The Transfer right of a Participant in Section 15.1 shall be subject to the following terms and conditions:

                  Subject to the preemptive right set forth in Section 15.3, the other Participant shall have given its consent to the Transfer, which consent shall not be unreasonably withheld. Such consent shall be deemed to have been reasonably withheld if withheld because the financial strength of the transferee is materially diminished from that of the transferring Participant, or the transferee may be unable to satisfy long-term reclamation costs or environmental costs of Operations;

                  Except as provided in Sections 15.2(f) and 15.2(g), no transferee of all or any part of the interest of a Participant in this Agreement or the Assets or its Participating Interest shall have the rights of a Participant unless and until the transferee, as of the effective date of the Transfer, has committed in writing to be bound by this Agreement to the same extent as the transferring Participant;

                  No Transfer permitted by this Article XV shall relieve the transferring Participant of its share of any liability (including without limitation reclamation liabilities) which arises out of Operations conducted prior to such Transfer, whether such liability is known or unknown at the time of the Transfer and whether such liability is asserted before or after the Transfer;

                  The transferring Participant and the transferee shall bear all tax consequences of the Transfer;

                  No Participant shall Transfer any interest in this Agreement or the Assets except by Transfer of part or all of its Participating Interest or except by Transfer of a royalty interest to which the other Participant shall have given its consent. In the event of a Transfer of less than all of a

                  Participating Interest, the transferring Participant and its transferee shall act and be treated as one Participant;

                  If the Transfer is the grant of a security interest by mortgage, deed of trust, pledge, lien or other encumbrance of any interest in this Agreement or the Assets or its Participating Interest to secure a loan or other indebtedness of a Participant in a bona fide transaction, such security interest shall be subordinate to the terms of this Agreement and the rights and interests of the other Participant hereunder. The Transfer of any such security interest may only be made upon obtaining a covenant in writing from the lender that notice of any default under the loan agreement shall be promptly given to the other Participant and that a notice reflecting the time and place of any foreclosure sale or other sale to enforce the rights in the security interest shall be given to the other Participant at least 30 days prior to any such sale. Subject to the preemptive right set forth in
                  Section 15.3(d), upon any foreclosure or other enforcement of rights in the security interest, the acquiring third party shall be deemed to have assumed the position of the encumbering Participant with respect to this Agreement and the other Participant, and it shall comply with and be bound by the terms and conditions of this Agreement;

                  If a sale or other commitment or disposition of Products or proceeds from the sale of Products by a Participant upon distribution to it pursuant to Article XI creates in a third party a security interest in Products or proceeds therefrom prior to such distribution, such sales, commitment or disposition shall be subject to the terms and conditions of this Agreement;

                  Only United States currency shall be used for Transfers for cash consideration;

                  The following shall not be deemed a Transfer, nor shall the transferee be deemed an assignee for purposes of this
                  Agreement:

                           a transfer by a Participant to an Affiliate, provided that the Participant shall continue to be liable for all obligations hereunder, and provided further that any transfer of less than all of a Participant's Participating Interest shall be subject to the provisions of Section 15.2(e);

                           a transfer by a Participant of all or substantially all of its assets, or a sale of all shares of a corporate Participant by its parent corporation or other entity holding such shares, or such other corporate merger, consolidation or reorganization of a Participant, by which the surviving entity shall possess substantially all of the shares, or all of the property rights and interests, and shall be subject to substantially all of the liabilities and obligations of that Participant; provided, however, that the interest of the Participant in this Agreement and the Assets and its Participating Interest are not the sole assets of the Participant; provided further, however, that the transferee is or following the Transfer will be substantially similar in financial strength to the transferring Participant;

                           an incorporation of a Participant; or

                           a transfer by a Participant to a joint venture or partnership in which such Participant is a participating venturer or partner with a majority or controlling interest, provided that any transfer of less than all of a Participant's Participating Interest shall be subject to the provisions of
                           Section 15.2(e); and

                  If the interest of a Participant in this Agreement and the Assets and its Participating Interest are all or substantially all of the assets of the Participant, or are not all or substantially all of its assets but the financial strength of the transferee will be substantially less than the financial strength of the transferring Participant, a sale of all shares of a corporate Participant or the sale of all shares of any Affiliate of a Participant (by which the Participant is effectively subject to new ownership or management) or such other corporate merger, consolidation or reorganization, shall be deemed a Transfer. A transfer by a Participant to a joint venture or partnership in which such Participant is a participating venturer or partner with a minority or non-controlling interest shall also be deemed a Transfer, provided that any transfer of less than all of a Participant's Participating Interest shall be subject to the provisions of
                  Section 15.2(e).

         102. Preemptive Right. Except as otherwise provided in Section 15.4, if a Participant desires to Transfer all or any part of its interest in this Agreement or the Assets or its Participating Interest, the other Participant shall have a preemptive right to acquire such interests as provided in this
Section 15.3.

                  A Participant desiring to Transfer all or any part of its interest in this Agreement or the Assets or its Participating Interest shall promptly notify the other Participant of its desires. The notice shall state the price and all other pertinent terms and conditions under which the transferring Participant is willing to make such Transfer, and shall be accompanied by a copy of a proposed contract for sale. The transferring Participant shall give such notice before soliciting any offers to purchase from third parties; provided, however, that this requirement shall not preclude the Participant from entertaining an unsolicited offer from third parties before the notice, so long as the notice is given promptly after such an offer is received. The other Participant shall have 30 days from the date such notice is delivered to notify the transferring Participant whether it elects to acquire the offered interest at the same price and on the same terms and conditions as set forth in the transferring Participant's notice, or the unsolicited bid received from the third party. If a Participant does so elect, the Transfer shall be consummated promptly after notice of such election is delivered to the transferring Participant.

                  If the other Participant does not elect to acquire the interest of the transferring Participant within the period provided for in Section 15.3(a), the transferring Participant shall have 120 days following the expiration of such period to consummate the Transfer to a third party at a price and on terms no less favorable than those offered by the transferring Participant to the other Participant in the notice required in
                  Section 15.3(a).

                  If the transferring Participant fails to consummate the Transfer to a third party within the period set forth in
                  Section 15.3(b), the preemptive right of the other Participant in such offered interest shall be deemed to be revived. Any subsequent proposal to Transfer such interest shall be conducted in accordance with all of the procedures set forth in this Section 15.3.

                  Upon a foreclosure or other enforcement of rights in a security interest created by mortgage, deed of trust, lien or other encumbrance of any interest in this Agreement or the Assets or its Participating Interest made to secure a loan or other indebtedness of a Participant (herein a "Foreclosure or Other Sale"), the other Participant shall have a preemptive right to acquire the interests purchased at the Foreclosure or Other Sale from the acquiring third party, which right shall be exercised within 30 days after such sale occurs, by notice given to the acquiring third party, reflecting such other Participant's election to acquire such interest at the price paid by such acquiring third party in the Foreclosure or Other Sale. If the other Participant does so elect, the Transfer to such Participant shall be consummated promptly after such notice. The preemptive right created under this Section shall be subject to all of the redemption rights or other rights to recover property created by law.

                  If the Participant's interest in this Agreement and the Assets and its Participating Interest are all or substantially all of the assets of such Participant, or are not all or substantially all of the assets but the financial strength of the transferee, if any, will be substantially less than the financial strength of the transferring Participant, the preemptive right created under this Section shall apply to a transfer of all shares of a corporate Participant or the sale of all shares of any Affiliate of a Participant (by which the Participant is effectively subject to new ownership or management) or such other corporate merger, consolidation or reorganization. A transfer by a Participant to a joint venture or partnership in which such Participant is a participating venturer or partner with a minority or non-controlling interest shall also be subject to the preemptive right created under this Section.

                  The sale of a Participant's interest in this Agreement and the Assets and its Participating Interest pursuant to a bankruptcy or similar proceeding shall be subject to the preemptive right of the other Participant created under this Section.

         103. Exceptions to Preemptive Right. Section 15.3 shall not apply to the following:

         ()       The transfers referred to in Section 15.2(i);

                  The grant by a Participant of a security interest in any interest in this Agreement or the Assets or its Participating Interest by mortgage, deed of trust, pledge, lien or other encumbrance; or

                  A sale or other commitment or disposition of Products or proceeds from sale of Products by a Participant upon distribution to it pursuant to Article XI.

                                    SECTION.

                                 CONFIDENTIALITY

         104. General. The financial terms of this Agreement and all information obtained in connection with the performance of this Agreement shall be the exclusive property of the Participants and, except as provided in Section 16.2, shall not be disclosed to any third party or the public without the prior written consent of the other Participant, which consent shall not be unreasonably withheld.

         105. Exceptions. The consent required by Section 16.1 shall not apply to a disclosure:

         () By a Participant to a potential successor by sale of all or substantially all of its assets, or to a potential successor by consolidation or merger, or to a proposed joint venture or partnership in which such Participant may become a participating partner or venturer;

                  To an Affiliate, consultant, contractor or subcontractor that has a bona fide need to be informed;

                  To any third party to whom the disclosing Participant contemplates a Transfer of all or any part of its interest in or to this Agreement or the Assets or its Participating Interest; or

                  To a governmental agency or to the public which the disclosing Participant believes in good faith is required by pertinent law or regulation or the rules of any stock exchange.

In any case to which (a), (b), (c) or (d) of this Section 16.2 is applicable, the disclosing Participant shall give notice to the other Participant concurrently with the making of such disclosure. As to a disclosure pursuant to
Section 16.2(a), (b) or (c), only such confidential information as such third party shall have a legitimate business need to know shall be disclosed and such third party shall first agree in writing to protect the confidential information from further disclosure to the same extent as the Participants are obligated under this Article XVI.

         106. Disclaimers. Notwithstanding anything contained in this Agreement to the contrary, a Participant shall not disclose any geological, engineering or other data to any third party without disclosing the existence and nature of any disclaimers which accompany such data or which are made in Section 8.2(n).

         107. Duration of Confidentiality. The provisions of this Article XVI shall apply during the term of this Agreement and for two years following termination of this Agreement and shall continue to apply to a Participant who withdraws, who is deemed to have withdrawn, or who Transfers its Participating Interest, for two years following the date of such occurrence.

                                    SECTION.

                               GENERAL PROVISIONS

         108. Notices. All notices, payments and other required communications (herein "Notices") to the Participants shall be in writing, and shall be addressed respectively as follows:

                  if to Kennecott:

                  Kennecott Exploration Company
                  224 North 2200 West
                  Salt Lake City, Utah  84116
                  Attention: Commercial Director
                  Telecopier:  (801) 238-2420

                  if to GP:

                  Golden Phoenix Minerals, Inc.
                  3595 Airway Drive, Suite 405
                  Reno, Nevada  89511

                  Telecopier: (702) 853-5010

All Notices shall be given (i) by personal delivery to the Participant, or (ii) by electronic communication, with a confirmation sent by registered or certified mail return receipt requested, or (iii) by registered or certified mail return receipt requested or by commercial courier. All Notices shall be effective and shall be deemed delivered (i) if by personal delivery, on the date of delivery if delivered during normal business hours, and, if not delivered during normal business hours, on the next business day following delivery, (ii) if by electronic communication, on the next business day following actual receipt of the mailed confirmation, and (iii) if solely by mail or by commercial carrier, on the next business day after actual receipt. A Participant may change its address by Notice to the other Participant.

         109. Indemnification; Defense of Action.

         () The indemnification provisions of Sections 2.7, 4.1, 8.2(n), 8.2(o) and 14.1 shall apply to matters arising out of claims of strict liability, breach of contract, negligence, violation of law or other theory of liability.

         As to any Liability subject to the indemnification provisions of
Section 2.7, 4.1, 8.2(n), 8.2(o) or 14.1 which does not involve a legal or administrative action or proceeding, the Participant entitled to indemnification under such provisions (herein the "indemnified party") shall notify the other Participant (herein the "indemnifying party") of the existence of such Liabilities within 60 days after it becomes known to the indemnified party. As to any such Liability involving a legal or administrative action or proceeding, the indemnified party shall notify the indemnifying party of the institution of such action or proceeding at least 10 days prior to the date by which an answer or other response is required. Within 48 hours of receipt of such notice, the indemnifying party shall confirm in writing that it accepts the defense in such matter, whereupon the indemnifying party shall not be liable to the indemnified party for any cost or expense, including reasonable attorneys' fees, incurred by the indemnified party if the indemnified party elects, notwithstanding the indemnifying party's acceptance of the defense, at its own expense to engage its own legal counsel to participate in such defense.

         110. Waiver. The failure of a Participant to insist on the strict performance of any provision of this Agreement or to exercise any right, power or remedy upon a breach hereof shall not constitute a waiver of any provision of this Agreement or limit the Participant's right thereafter to enforce any provision or exercise any right.

         111. Modification. No modification of this Agreement shall be valid unless made in writing and duly executed by the Participants.

         112. Force Majeure. Except for the obligation to perform assessment work or to make payments for the maintenance of the Assets when due hereunder, the obligations of a Participant shall be suspended to the extent and for the period that performance is prevented by any cause, whether foreseeable or unforeseeable, beyond its reasonable control, including, without limitation, lack of access; labor disputes (however arising and whether or not employee demands are reasonable or within the power of the participant to grant); acts of God; laws, regulations, orders, proclamations, instructions or requests of any government or governmental entity; judgments or orders of any court; inability to obtain on reasonably acceptable terms any public or private license, permit or other authorization; curtailment or suspension of activities to remedy or avoid an actual or alleged, present or prospective violation of federal, state or local environmental standards; acts of war or conditions arising out of or attributable to war, whether declared or undeclared; riot, civil strife, insurrection or rebellion; fire, explosion, earthquake, storm, flood, sink holes, drought or other adverse weather condition; delay or failure by suppliers or transporters of materials, parts, supplies, services or equipment or by contractors' or subcontractors' shortage of, or inability to obtain, labor, transportation, materials, machinery, equipment, supplies, utilities or services; accidents; breakdown of equipment, machinery or facilities; or any other cause whether similar or dissimilar to the foregoing. The affected Participant shall promptly give notice to the other Participant of the suspension of performance, stating therein the nature of the suspension, the reasons therefor, and the expected duration thereof. The affected Participant shall resume performance as soon as reasonably possible. During the period of suspension, (a) if the event of force majeure occurs during the Initial Contribution Period, the obligation of Kennecott to satisfy the Work Expenditure requirement pursuant to Section 5.2 shall be suspended irrespective of any election by Kennecott to deposit certain funds as described in Section 5.2(b), and (b) if the event of force majeure occurs during the Period of Joint Operations, the obligations of the Participants to advance funds pursuant to
Section 10.2 shall be reduced to levels consistent with Operations.

         113. Governing Law; Severability. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California, except for its rules pertaining to conflicts of laws. In the event that any condition or other provision of this Agreement is held to be invalid or void by any court of competent jurisdiction, the same shall be deemed severable from the remainder of this Agreement and shall in no way affect any other covenant or condition. If such condition, covenant or other provision shall be deemed invalid due to its scope or breadth, such provision shall be deemed valid to the extent of the scope or breadth permitted by law.

         114. Rule Against Perpetuities. Notwithstanding any other provision contained herein, if any property interest created hereunder does not vest on the execution of this Agreement, it shall either vest within 20 years and 364 days after the death of the last surviving descendant of K. E. Hecker, who is alive on the execution of this Agreement, or such interest shall terminate.

         115. Waiver of Right to Partition. The Participants hereby waive and release all rights of partition, or of sale in lieu thereof, or other division of Assets, including any such rights provided by statute.

         116. Implied Covenants. There are no implied covenants given by either party or otherwise contained in this Agreement other than those of good faith and fair dealing.

         117. Further Assurances. Each of the Participants agrees that it shall take from time to time such actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Agreement.

         118. Survival of Terms and Conditions. The following Sections shall survive the termination of this Agreement to the full extent necessary for their enforcement and the protection of the Participant in whose favor they run:
Sections 2.2, 2.7, 4.1, 4.5, 5.2, 6.4, 6.6, 8.2(n), 8.2(o), 8.8 and 10.3,
Article XII, and Sections 14.1, 14.2, 15.2(c) and 16.4.

         119. Entire Agreement; Successors and Assigns. This Agreement contains the entire understanding of the Participants and supersedes all prior agreements and understandings between the Participants relating to the subject matter hereof. This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the Participants. In the event of any conflict between this Agreement and any Exhibit attached hereto, the terms of this Agreement shall be controlling.

         120. Memorandum. A Memorandum in the form of Exhibit E attached to this Agreement shall be prepared and recorded by the Manager. This Agreement shall not be recorded.

         121. Counterparts. This Agreement may be executed in counterparts, each of which when so executed shall be deemed an original, and such counterparts shall together constitute but one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ATTEST:                                 GOLDEN PHOENIX MINERALS INC.


________________________________        By______________________________________

     Secretary                             Its__________________________________




ATTEST:                                      KENNECOTT EXPLORATION COMPANY


________________________________        By______________________________________

     Secretary                             Its__________________________________


RECITALS.................................................................................... 1
I.     DEFINITIONS.......................................................................... 1
II.    REPRESENTATIONS AND WARRANTIES; COVENANTS; TITLE TO ASSETS..........................  4
       2.1      Capacity of Participants...................................................  4
       2.2      Representations and Warranties.............................................  5
       2.3      Disclosures................................................................  6
       2.4      Covenants..................................................................  6
       2.5      Record Title...............................................................  7
       2.6      Joint Loss of Title........................................................  7
       2.7      Loss from Breach of Warranties.............................................  7
III.   NAME, PURPOSES AND TERM.............................................................  7
       3.1      General....................................................................  7
       3.2      Name.......................................................................  8
       3.3      Purposes...................................................................  8
       3.4      Limitation.................................................................  8
       3.5      Term.......................................................................  8
IV.    RELATIONSHIP OF THE PARTICIPANTS....................................................  8
       4.1      No Partnership.............................................................  8
       4.2      Federal Tax Elections and Allocations......................................  9
       4.3      State Income Tax...........................................................  9
       4.4      Tax Returns................................................................  9
       4.5      Other Business Opportunities...............................................  9
       4.6      Employees.................................................................. 10
V.     CONTRIBUTIONS BY PARTICIPANTS....................................................... 10
       5.1      Participants' Initial Contributions........................................ 10
       5.2      Contributions During Initial Contribution Period........................... 10
       5.3      Contributions During Period of Joint Operations............................ 11
VI.    INTERESTS OF PARTICIPANTS........................................................... 11
       6.1      Initial Participating Interests; Adjustments............................... 11
       6.2      Other Changes in Participating Interests................................... 12
       6.3      Voluntary Reduction in Participation....................................... 12
       6.4      Default in Making Contributions............................................ 13
       6.5      Elimination of Minority Interest........................................... 15
       6.6      Continuing Liabilities Upon Adjustments of Participating Interests......... 16
VII.   MANAGEMENT COMMITTEE................................................................ 16
       7.1      Organization and Composition............................................... 16
       7.2      Decisions.................................................................. 17
       7.3      Meetings................................................................... 17
       7.4      Action Without Meeting..................................................... 17
VIII.  MANAGER............................................................................. 17
       8.1      Appointment of Manager..................................................... 17
       8.2      Powers and Duties of Manager............................................... 17
       8.3      Manager's Standard of Care................................................. 21
       8.4      Manager's Resignation; Deemed Offer to Resign.............................. 22




       8.5      Payments to Manager........................................................ 23
       8.6      Transactions with Affiliates............................................... 23
       8.7      Activities Pending Adoption of New Program and Budget...................... 23
       8.8      Funding of Reclamation..................................................... 23
IX.    PROGRAMS AND BUDGETS................................................................ 24
       9.1      Plans of Operations........................................................ 24
       9.2      Operations Pursuant to Programs and Budgets................................ 24
       9.3      Presentation of Programs and Budgets....................................... 24
       9.4      Review and Approval of Proposed Programs and Budgets....................... 25
       9.5      Election to Participate.................................................... 25
       9.6      Activities Pending Adoption of New Program and Budget...................... 25
       9.7      Budget Overruns; Program Changes........................................... 26
       9.8      Emergency or Unexpected Expenditures....................................... 26
X.     ACCOUNTS AND SETTLEMENTS............................................................ 26
       10.1     Monthly Statements......................................................... 26
       10.2     Cash Calls................................................................. 26
       10.3     Failure to Meet Cash Calls................................................. 26
       10.4     Audits..................................................................... 27
XI.    DISPOSITION OF PRODUCTION........................................................... 27
       11.1     Taking in Kind............................................................. 27
       11.2     Failure of Participant to Take in Kind..................................... 27
XII.   BREACH OF AGREEMENT, TERMINATION AND WITHDRAWAL..................................... 28
       12.1     Breach of Agreement; Opportunity to Cure................................... 28
       12.2     Termination During Period of Joint Operations.............................. 29
       12.3     Withdrawal................................................................. 30
       12.4     Non-Compete Covenants...................................................... 30
       12.5     Right to Data after Termination............................................ 30
       12.6     Continuing Authority....................................................... 30
XIII.  ACQUISITIONS WITHIN AREA OF INTEREST................................................ 31
       13.1     General.................................................................... 31
       13.2     Notice to Nonacquiring Participant......................................... 31
       13.3     Option Exercised........................................................... 31
       13.4     Option Not Exercised....................................................... 32
XIV.   ABANDONMENT AND SURRENDER OF PROPERTIES............................................. 32
       14.1     Surrender or Abandonment of Property....................................... 32
       14.2     Reacquisition.............................................................. 32
XV.    TRANSFER OF INTEREST................................................................ 33
       15.1     General.................................................................... 33
       15.2     Limitations on Free Transferability........................................ 33
       15.3     Preemptive Right........................................................... 35
       15.4     Exceptions to Preemptive Right............................................. 37
XVI.   CONFIDENTIALITY..................................................................... 37
       16.1     General.................................................................... 37
       16.2     Exceptions................................................................. 37
       16.3     Disclaimers................................................................ 38






       16.4     Duration of Confidentiality................................................ 38
XVII.  GENERAL PROVISIONS.................................................................. 38
       17.1     Notices.................................................................... 38
       17.2     Indemnification; Defense of Action......................................... 39
       17.3     Waiver..................................................................... 39
       17.4     Modification............................................................... 39
       17.5     Force Majeure.............................................................. 39
       17.6     Governing Law; Severability................................................ 40
       17.7     Rule Against Perpetuities.................................................. 40
       17.8     Waiver of Right to Partition............................................... 40
       17.9     Implied Covenants.......................................................... 40
       17.10    Further Assurances......................................................... 40
       17.11    Survival of Terms and Conditions........................................... 41
       17.12    Entire Agreement; Successors and Assigns................................... 41
       17.13    Memorandum................................................................. 41
       17.14    Counterparts............................................................... 41


EXHIBITS

EXHIBIT A        PROPERTY DESCRIPTION
EXHIBIT B        ACCOUNTING PROCEDURE
EXHIBIT C        NET PROCEEDS CALCULATION
EXHIBIT D        INSURANCE
EXHIBIT E        MEMORANDUM OF MINING VENTURE AGREEMENT

                                    EXHIBIT A

                         PROPERTIES AND TITLE EXCEPTIONS

                                    EXHIBIT B

                              ACCOUNTING PROCEDURE

GENERAL PROVISIONS

         122. General Accounting Records. The Manager shall maintain accounting records, prepared in accordance with this Accounting Procedure and generally accepted accounting principles consistently applied, sufficient to provide a record of revenues and expenditures and periodic statements of financial position and the results of operations for managerial, tax, regulatory or other financial reporting purposes. Such records shall be retained for the duration of the period allowed the Participants for audit or the period necessary to comply with tax or other regulatory requirements. The records shall reflect all obligations, advances and credits of the Participants.

         123. Bank Accounts. The Manager shall maintain one or more separate bank accounts for the payment of all expenses and the deposit of all cash receipts.

         124. Statement and Billings. The Manager shall prepare statements and bill the Participants as provided in Article 9 of the Agreement. Payment of any such billings by any Participant, including the Manager, shall not prejudice its right to protest or question the correctness thereof for a period not to exceed 24 months following the calendar year during which such billings were received by the Participant. All written exceptions to and claims upon the Manager for incorrect charges, billings or statements shall be made upon the Manager within such 24 month period. The time period permitted for adjustments hereunder shall not apply to adjustments resulting from periodic inventories as provided in
Article 5.

CHARGES TO JOINT ACCOUNT

         The Manager shall charge the Joint Account with and Participants will pay all costs and expenses incurred or paid by the Manager pursuant to the Agreement to carry out adopted Programs or otherwise, including without limitation:

         125. Rentals, Royalties and Other Payments. All property acquisition and holding costs, including filing fees, license fees, costs of permits and assessment work, production royalties, including any required advances, and all other payments made by the Manager which are necessary to acquire or maintain title to the Assets.

         126. Labor and Employee Benefits.

         127.1. Salaries and wages of the Manager's or the Manager's Affiliates' employees directly engaged in Operations, including salaries or wages of employees who are temporarily assigned to the Manager.

         128.2. The Manager's costs of holiday, vacation, sickness and disability benefits, and other customary allowances applicable to the salaries and wages chargeable under Sections 2.2.1 and 2.12. Such costs may be charged on a "when and as paid basis" or by "percentage assessment" on the amount of salaries and wages.

         129.3. The Manager's actual cost of established, establishing or participating in plans for employees' group life insurance, hospitalization, pension, retirement, stock purchase, thrift, bonus and other benefit plans of a like nature applicable to salaries and wages chargeable under Sections 2.2.1 and 2.12.

         130.4. Cost of assessments imposed by governmental authority which are applicable to salaries and wages chargeable under Sections 2.2.1 and 2.12, including all penalties.

         131. Fixed Assets, Materials, Equipment and Supplies.

         132.5. All capital costs of developing and operating the Properties as a mine including all costs of land, construction, equipment and mine development including maintenance, repairs and replacements, and any capital expenditures relating to an improvement, expansion, modernization or replacement of the facilities.

         133.6. The cost of materials, equipment and supplies (herein called "Material") purchased from unaffiliated third parties or furnished by Manager.

         134. Equipment and Facilities Furnished by Manager. The cost of machinery, equipment and facilities owned by the Manager and used in Operations or used to provide support or utility services to Operations charged at rates no less favorable than those reasonably available from arm's length third parties.

         135. Transportation. Reasonable transportation costs incurred in connection with the transportation of employees and material necessary for the Operations.

         136. Contract Services and Utilities. The cost of contract services and utilities procured form outside sources. If contract services are performed by the Manager or an Affiliate thereof, the cost charged to the Joint Account shall not be greater than that for which comparable services and utilities are available in the open market within the vicinity of the Operations.

         137. Insurance Premiums. Net premiums paid for insurance required to be carried for Operations for the protection of the Manager and the Participants. Where the Manager may self-insure for property, liability, Workmen's Compensation and/or Employer's Liability or other risk under the venture agreement, the Manager may elect to include such risks in its self-insurance program and shall charge its costs of self-insuring such risks to the Joint Account provided that such charges shall not exceed published manual rates. If self-insurance is selected, the Manager shall provide to the Participants statements as to the extent and limits of such self-insurance and the basis for the charges to the Joint Account.

         138. Damages and Losses. All costs in excess of insurance proceeds necessary to repair or replace damage or losses to any Assets resulting from any cause. The Manager shall furnish the Management Committee with written notice of damages or losses as soon as practicable after a report thereof has been received by the Manager.

         139. Legal and Regulatory Expense. All legal and regulatory costs and expenses incurred in or resulting from the Operations or necessary to protect or recover the Assets, including the salary and benefits of Manager's legal staff.

         140. Audit. Cost of annual audits.

         141. Taxes. All taxes (except income taxes) of every kind and nature assessed or levied upon or in connection with the Assets, the production of Products or Operations, which have been paid by the Manager for the benefit of the Participants. Each Participant is separately responsible for income taxes attributable to its Participating interest.

         142. Tax Partnership Expenses. All costs and expenses for services of tax counsel and tax administration employees for all tax matters, if any, including preparation of the Tax Partnership Tax Return and any protests.

         143. District and Camp Expense (Field Supervision and Camp Expenses). A pro rata portion of (i) the salaries and expenses of the Manager's superintendent and other employees serving Operations whose time is not allocated directly to such Operations, and (ii) the costs of maintaining and operating an office

(herein called "the Manager's Project Office") and any necessary suboffice and
(iii) all camps, including housing facilities for employees, used for Operations. The expense of those facilities less any revenue therefrom, shall include depreciation or a fair monthly rental in lieu of depreciation of the investment. The total of such charges for all properties served by the Manager's employees and facilities shall be apportioned to the Joint Account on the basis of the Manager's best estimate of the proportionate amount of such expenses incurred for the benefit of the Venture.

         144. Administrative Charge.

         (a) Each month, the Manager shall charge the Joint Account a sum for each phase of operations as provided below, which shall be a liquidated amount to reimburse the Manager and its Affiliates for its office overhead and general and administrative expenses, and which shall be in lieu of any other management fees:

                  (1)      Exploration Phase - ___% of Allowable Costs;

                  (2)      Development Phase - ___% of Allowable Costs; and

                  (3)      Mining Phase - ___% of Allowable Costs.

         (b) The term "Allowable Costs" as used in this Section 2.14 for a particular phase of Operations shall mean all charges to the Joint Account excluding (i) the administrative charge referred to herein; and (ii) amounts charged in accordance with Sections 2.1 and 2.9. The Manager shall attribute such Allowable Costs to a particular phase of Operations by applying the following guidelines:

                  (1) The "Exploration Phase" shall cover those activities directed toward ascertaining the existence, location, quality or commercial value of deposits of Products. Such phase shall include all activities undertake through the completion of the feasibility study, if any, but shall not include construction of milling or processing facilities or commencement by commercial mining operations on the Properties.

                  (2) The "Development Phase" shall cover those activities conducted to prepare for removal and recovery of Products (including from an existing ore body), and to construct or install a mill or any other improvements to be used for the mining, extracting, producing, handling, milling, processing or other beneficiation of Products.

                  (3) The "Mining Phase" shall include mining, extracting, producing, handling, milling or other processing of Products and all other activities not otherwise covered above, including activities conducted after mining operations have ceased.

         145. Other Expenditures. Any reasonable direct expenditure, other than expenditures which are covered by the foregoing provisions, incurred by the Manager for the necessary and proper conduct of Operations.

BASIS OF CHARGES

         146. Purchases. Material purchased and services procured from third parties shall be charged to the Joint Account by the Manager at invoiced cost, including applicable transfer taxes, less all discounts taken. In the case of Material purchased or services acquired from a Participant or an affiliate of the Manager, the same shall be transferred or acquired on a fair market value basis as reasonably determined by the Manager, including any premiums for short supply or remote location or other special factors.

         147. Warranty of Material Furnished by the Manager. The Manager does not warrant the Material furnished beyond any dealer's or manufacturer's warranty and no credits shall be made to the Joint Account for defective Material until adjustments are received by the Manager from the dealer, manufacturer or their respective agents.


DISPOSAL OF MATERIAL

         148. Distribution to Participants. Any Material to be distributed to the Participants shall be made in proportion to their respective Participating Interests, and corresponding credits shall be made to the Joint Account as determined by the Manager.

         149. Sales. Sales of Material to third parties shall be credited to the Joint Account at the net amount received. Any damages or claims by the purchaser shall be charged back to the Joint Account if and when paid.

INVENTORIES

         150. Periodic Inventories, Notice and Representations. At reasonable intervals, inventories shall be taken by the Manager, which shall include all such Material as is ordinarily considered controllable by operators of mining properties and the expense of conducting such periodic inventories shall be charged to the Joint Account.

         151. Reconciliation and Adjustment of Inventories. Inventory adjustments shall be made by the Manager for averages and shortages, but the Manager shall be held accountable to the Venture only for shortages due to gross negligence.

CREDITS

         152. The Manager will credit the Joint Account with revenues received by the Manager as such including, for example:

         153.7. collection of insurance proceeds related to the Joint Operations when the insurance premiums have been charged to the Joint Account;

         154.8. sales of property, plant, equipment and materials of the Joint Operations in the normal course of the day-to-day business;

         155.9. rentals received, refunds of custom duties or transportation claims, rebates, and other credits pertaining to Joint Operations;

         156.10. credits received from third parties for the use of facilities or services of the Joint Operations;

         157.11. refunds for defective equipment when the Operator receives the corresponding payments from the manufacturers or agents; and

         158.12. any other credits for materials recovery or from other sources which correspond to the Joint Account.

                                    EXHIBIT C

                            NET PROCEEDS CALCULATION

A. Definition of Net Proceeds.

"Net Proceeds" shall be any excess of Receipts over Disbursements for any calendar quarter. To compute Net Proceeds, the Receipts for the calendar quarter are compared to all prior unrecovered Disbursements (including Disbursements for the present quarter), Net Proceeds will be paid. If Receipts are less than all prior unrecovered Disbursements (including Disbursements for the present quarter), the amount by which Disbursements exceed Receipts will be carried forward and added to the Disbursements made in the ensuing calendar quarter and the process will be repeated.

B. Other Definitions.

         1. "Payor" shall mean the person or entity obligated to pay a Net Proceeds interest to the Royalty Holder pursuant to the terms of the Mining Venture Agreement.

         2. "Royalty Holder" shall mean the person or entity entitled to receive a Net Proceeds interest pursuant to the terms of the Mining Venture Agreement.

         3. "Receipts" shall be all revenues actually received during the calendar quarter from production of Products from the Properties. Receipts from the production, sale, use or other disposition Products shall be determined as follows:

                  (a) If Products other than "Refined Precious Metals", as defined below, derived from the Properties are sold to a smelter, refiner or other purchaser (other than the Payor or Affiliates of the Payor), Receipts shall equal the amount of revenues actually received by the Payor from the smelter, refiner or other purchaser of Products, plus any bonuses and subsidies, less all penalties, representation charges, metals losses, assaying and sampling charges whether deducted by the purchaser or paid or incurred by the Payor;

                  (b) Except as provided in (c) below, if Products, as defined below, derived from the Properties are sold to the Payor or an Affiliate of the Payor, then for the purposes of determining Receipts, such Products shall be deemed conclusively to have been sold at a price equal to the fair market value of a sale to arm's length purchasers;

                  (c) In the case of gold or silver refined to a purity of at least .995 in the case of gold, and to at least .999 in the case of silver ("Refined Precious Metals") from ores or dore produced from the Properties and refined at a third party refinery, and whether or not transferred by Payor to any Affiliate prior to any such refining, "Receipts" means (I) the net number of troy ounces of Refined Precious Metals delivered or credited to the account of Payor, its Affiliates or its designee, as the case may be as evidenced by the metals return statements received from the refinery, subject in each case to final adjustments with the refinery, multiplied by (ii)the Deemed Sales Price. The Deemed Sales Price, in the case of gold, means the average of the quoted London PM fixing price in U.S. Dollars for refined gold for good delivery in the London Bullion Market during the calendar month in which falls the settlement date, as evidenced by the refinery metal return statements and, for any adjustment, for the calendar month in which such adjustment is made. If such quotation is not available within such month, the average of the daily calculated spot COMEX closing price during such month shall be used. In the case of silver, the Deemed Sales Price means the monthly average Handy & Harman price for silver, as published in Metals Week in the table encaptioned: "Metals Week, Monthly Prices" in the section "Silver -- Handy & Harman, cents/TR. Oz." for the calendar month in which falls such settlement data as evidenced by the refinery metal return statements and, for any adjustment, for the calendar month in which such adjustment is made. If such quotation becomes unavailable for such month, the daily calculated spot COMEX closing price during such month shall be sued. If any such quotation is for any reason unavailable, the applicable quotation shall be such other similar quotation as Kennecott and its Affiliates may reasonable designate.

                  (d) It is understood that Kennecott may sell to an Affiliate, Refined Precious Metals or any intermediate product, such as dore, ore and concentrates. It is further understood that Net Proceeds shall be calculated on the actual Refined Precious Metals produced from such product in accordance with Section B3(c) above, regardless whether the material is refined for Kennecott or such Affiliate.

                  (e) Royalty Holder acknowledges that the purpose of Section B3(c)above is to provide for Net Proceeds to be determined on the basis of value of the Refined Precious Metals produced from dore or ores produced from the Properties as established by the London P.M. Gold fixing for gold, and the Handy & Harman price for silver, regardless of the price or proceeds actually received by Kennecott and its Affiliates for or in connection with such metal, or of the manner in which a sale of Refined Precious Metals is made. Royalty Holder further acknowledges that Kennecott and its Affiliates shall have the right to market and to sell to third parties the gold, silver and other metals produced from the Properties in any manner. Royalty Holder acknowledges that, for the physical sales of any mineral products produced from the Properties other than Refined Precious Metals, the price shall be established by sales price of the actual physical commodity produced from the Properties as evidenced by the sales agreement under which such commodity shall be delivered. Royalty Holder further acknowledges that Kennecott and its Affiliates may from time to time undertake forward sale and/or purchase contracts, sport-deferred contracts, and option and/or other price hedging and price protection arrangements and mechanism and speculative purchases and sales of forward, futures and option contracts, both on and off commodity exchanges ("Trading Activities") in connection with precious metals derived partially or completely from Refined Precious Metals and for other mineral products produced from the Properties. Such Trading Activities, and the profits and losses generated thereby, shall not in any manner, be taken into account in the calculation of royalties due Royalty Holder, whether in connection with the determination of price, the date of sale, or the date any royalty payment is due. Royalty Holder acknowledges that Kennecott and its Affiliates engaging in Trading Activities may result in Kennecott and its Affiliates realising from time to time fewer or more dollars for precious metals and other mineral products than does Royalty Holder, since Royalty Holder's royalty is established by published prices, in the case of Refined Precious Metals, and the sales price of the physical commodity to be delivered, in the case of other mineral products, and Royalty Holder hereby waives any claim for additional royalty should Kennecott or its Affiliates at any time realise more dollars per ounce or other unit of sale than does Royalty Holder. Similarly, Royalty Holder shall not be obligated to share in any losses generated by any such Trading Activities with respect to Refined Precious Metals or other Mineral products.

         4. "Disbursements" shall mean Capital Expenditures, Operating Expenses and Carrying Costs incurred in connection with Exploration, Development and Mining or other Operations on or for the benefit of the Properties by or on behalf of the Payor.

         5. "Capital Expenditures" shall mean the aggregate of costs incurred relating to the Development of a mine, mill smelter or other refining operation, all Capitalised Exploration costs and capitalised mining costs as follows:

                  (a) all costs of or related to the construction of a mine or any mine or mill building, including crushing, grinding, washing, concentrating, smelting, refining and/or other treatment or processing facility, and all costs of any related equipment;

                  (b) all costs of or related to the construction of storage and warehouse facilities for ore or Products derived from such mine;

                  (c) all costs of or related to transportation facilities for moving ore or concentrates derived from such mine or mill and/or any Products derived from such ore or concentrates;

                  (d) all costs of or related to the provision of utilities, housing for employees, training of employees, medical and recreational facilities, and similar infrastructure costs and expenses;

                  (e) all costs of or related to property acquisition and maintenance, including payments to third parties;

                  (f) all capitalised Exploration and Mining costs;

                  (g) all capitalised expansion, replacement and modifications to any of the foregoing, and

                  (g) all other costs, whether similar or dissimilar to the foregoing, which are treated as capital items under the Payor's accounting practices.

         6. "Operating Expenses" shall mean the following costs, obligations, liabilities and expenses relating to a mine or the Properties to the extent not capitalised by Payor:

                  (a) all costs of or related to Exploration Development and Mining;

                  (b) all costs of or related to pre-development drilling and stripping of overburden to expose and gain access to the ore;

                  (c) all mining, milling, processing, smelting or refining costs, including custom or toll mining and custom or toll smelter or refining costs (with respect to the milling and smelting or refining of the Products of such mine) and transportation costs of such Products to the mill and/or the smelter and/or to the purchaser thereof;

                  (d) all maintenance, repair and replacement costs;

                  (e) all costs of or related to the sale and marketing of any of the Products, including an allowance for commissions at rates which are normal and customary in the industry, and including transportation costs;

                  (f) all costs resulting from or in connection with the preparation, equipping, modifying or expansion of any mine;

                  (g) all taxes, assessments, fees, rentals, advance royalties, royalties and duties payable to the Royalty Holder, to relevant third parties or to any governmental body, charged, levied or imposed on such mine, or payable on or in respect of or measured by the Products produced from such mine, including all governmental royalties relating thereto and mining duties or mining taxes but excluding state, local and federal income and franchise taxes;

                  (h) interest related to debt financing arrangements for such mine, mill or other facilities;

                  (i) reasonable allowances for working capital and inventory;

                  (j) all other costs of or related to the conduct of operations in connection with a mine on the Properties, including actual general and administrative expenses;

                  (k) an allowance for overhead as follows:

                           (i) during the Exploration Phase, __% of all Capital
                  Expenditures and Operating Expenses;

                           (ii) during the Development Phase, __% of all Capital
                  Expenditures and Operating Expenses; and

                           (iii) during the Mining Phase, __% of all Capital
                  Expenditures and Operating Expenses.

                                    (1) a reserve account for reclamation costs,
                           which shall be a fair and reasonable estimate of costs to be incurred to reclaim the Properties (any balanced not used after reclamation is completed shall be deemed to constitute Revenue).

         Operating Expenses shall not include (a) any charges for depreciation, amortisation or depletion or (b) any costs and expenses incurred before the date of the Agreement.

         7. "Carrying Costs" shall mean interest, compounded quarterly, at 1% in excess of the Prime Rate as of the last day of each calendar quarter, applied to the average balance for such calendar quarter of all unrecovered Capital Expenditures and Operating Expenses that were not incurred with borrowed funds on which interest is being paid and accounted for pursuant to Section 6(h) above.

         8. The Payor shall allocate Capital Expenditures and Operating Expenses to the "Exploration Phase", "Development Phase" or "Mining Phase", as those terms are defined in the Accounting Procedures attached to the Venture Agreement.

C. Accounting Matters.

         All Receipts and Disbursements shall be determined in accordance with generally accepted accounting principles and practices consistently applied by the Payor and, to the extent not inconsistent with the provisions of this Exhibit D-1, the Accounting Procedure set forth in Exhibit B of the Mining Venture Agreement shall also be referred to in determining Receipts and Disbursements. Receipts and Disbursements shall be determined by the accrual method.

D. Costs of Common Facilities.

         Where any Capital Expenditures, Operating Expenses or Carrying Costs are incurred with respect to the mining, milling, processing, selling or delivering of products produced from the Properties in conjunction with the mining, milling, processing, selling or delivering of minerals produced from other properties controlled by the Payor, such Capital Expenditures, Operating Expenses and Carrying Costs shall be fairly allocated and apportioned in accordance with generally accepted practices in the mining industry.

E. Payments of Net Proceeds.

         The Payor shall deliver to the Royalty Holder a payment equal to the percentage, as set forth in the Mining Venture Agreement, of all Net Proceeds realised by the Payor during any calendar quarter within 45 days after the end of said calendar quarter, together with a copy of the accounting made in connection with such payment. All quarterly payments of Net Proceeds to the Royalty Holder shall be subject to adjustment, if required, at the end of each calendar year.

F. Audit and Disputes.

         1. The Royalty Holder, upon written notice, shall have the right to have an independent firm of certified public accountants audit the records that relate to the calculation of the Net Proceeds interest within 12 months after receipt of a payment described in section E of this Exhibit for a calendar quarter.

         2. The Royalty Holder shall be deemed to have waived any right it may have had to object to a payment made for any calendar quarter, unless it provides notice in writing of such objection within 12 months after receipt of final payment for the calendar quarter. If the parties are unable to resolve the dispute within 60 days after the receipt of such notice, the dispute shall be resolved by arbitration in Salt Lake City, Utah, pursuant to the commercial arbitration rules of the American Arbitration Association. The resolution pursuant to such arbitration shall be binding on the parties. Alternatively, the parties may elect to submit the dispute to a mutually acceptable certified public accountant, or firm of certified public accountants, for a binding resolution thereof. Unless the parties agree to share the costs of arbitration, the arbitrator shall determine what part of the costs and expenses incurred in any such proceeding shall be borne by each party participating in the arbitration.

G. General.

         1. Unless otherwise specified, capitalised terms used herein shall have the same meaning as given to them in the Mining Venture Agreements to which this Exhibit D-1 is attached.

         2. Accurate records of tonnage, volume of products, analyses of products, weight, moisture, assays of pay metal content and other records related to the computation of Net Proceeds hereunder shall be kept by the Payor.

         3. The Royalty Holder or its authorised representative on not less than 2 days' notice to the Payor, may enter upon all surface and subsurface portions of the Properties for the purpose of inspecting the Properties, all improvements thereto and operations thereon, and may inspect and copy all records and data pertaining to the computation of its interest, including without limitation such records and data which are maintained electronically. The Royalty Holder or its authorised representative shall enter the Properties at the Royalty Holder's own risk and may not unreasonably hinder operations on or pertaining to the Properties. The Royalty Holder shall indemnify and hold harmless the Payor and its Affiliates (including without limitation direct and indirect parent companies), and its or their respective directors, officers, shareholders, employees, agents and attorneys, from and against any Liabilities which may be imposed upon, asserted against or incurred by any of them by reason of injury to the Royalty Holder or any of its agents or representatives caused by the Royalty Holder's exercise of its rights herein.

         4. All notices or communications hereunder shall be made and effective in accordance with the provisions of the Mining Venture Agreements.

         5. The Net Proceeds interest shall attach to any amendments, relocations or conversions of any mining claims or leases comprising the Properties, or to any renewals or extensions of leases, and to any mineral rights acquired by the Payor and any Affiliates in lands embraced within any mining claims or leases comprising the Properties within one year after the loss or relinquishment of any mining claim or lease comprising the Properties. The Net Proceeds interest shall be a real property interest that runs with the Properties and shall be applicable to any person who produces and sells Products from the Properties.

         6. All information and data provided to the Royalty Holder shall be subject to the confidentiality provisions of Article XVI of the Mining Venture Agreement.

         7. The Payor shall have the right to commingle ore and minerals from the Properties with ore from other lands and properties; provided, however, that the Payor shall calculate from representative samples the average grade of the ore and shall weigh (or calculate by volume) the ore before commingling. If concentrates are produced from the commingled ores by the Payor, the Payor shall also calculate from representative samples the average recovery percentage for all concentrates produced during the calendar quarter. In obtaining representative samples, calculating the average grade of the ore and average recovery percentages, the Payor may use any procedures accepted in the mining and metallurgical industry which it believes suitable for the type of mining and processing activity being conducted and, in the absence of fraud, its choice of such procedures shall be final and binding on the Royalty Holder. In addition, comparable procedures may be used by the Payor to apportion among the commingled ores penalty charges, if any, imposed by the purchaser of such ore or concentrates.

         8. Change in Ownership of Right to Payments. No change or division in the ownership of the Net Proceeds, however accomplished, shall enlarge the obligations or diminish the rights of Kennecott or its Affiliates. Royalty Holder covenants that any change in ownership of the Net Proceeds shall be accomplished in such a manner that Kennecott and its Affiliates shall be required to make payments and give notice to no more than one person, firm, corporation, or entity, and upon breach of this covenant, Kennecott and its Affiliates may retain all payments otherwise due until the breach has been cured. No change or division in the ownership of the Net Proceeds shall be binding on Kennecott or its Affiliates a certified copy of the recorded instrument evidencing the change or division in ownership.

                                    EXHIBIT D

                                    INSURANCE

The Manager shall, at all times while conducting Operations, comply fully with the applicable worker's compensation laws and purchase, or provide through self-insurance, protection for the Participants comparable to that provided under standard form insurance policies for (i) comprehensive public liability and property damage with combined limits of Two Million Dollars for bodily injury and property damage; (ii) automobile insurance with combined limits of One Million Dollars; and (iii) adequate and reasonable insurance against risk of fire and other risks ordinarily insured against in similar operations. If the Manager elects to self-insure, it shall charge to the Joint Account an amount equal to the premium it would have paid had it secured and maintained a policy or policies of insurance on a competitive bid basis in the amount of such coverage. Each Participant shall self-insure or purchase for its own account such additional insurance as it deems necessary.

                                    EXHIBIT E
                                  MEMORANDUM OF

                            MINING VENTURE AGREEMENT

NOTICE IS HEREBY GIVEN that under that certain Mining Venture Agreement ("Agreement") made and entered into effective as of the ___ day of _____, 199_ (the "Effective Date") by and between KENNECOTT EXPLORATION COMPANY, a Delaware corporation ("Kennecott"), and GOLDEN PHOENIX MINERALS INC., a Minnesota corporation ("GPMI"), (Kennecott and GPMI are sometimes referred to as a "Participant" or the "Participants"), the Participants have agreed and do hereby agree to undertake Exploration, and, if warranted, Development and Mining of Products from the real property described in Part 1 of Exhibit A (the "Properties") and within the exterior boundaries of the area described in Part 2 of Exhibit A (the "Area of Interest").

The Agreement shall be the exclusive means by which the Participants, or either of them or any Affiliate, engage in any activity within the Area of Interest (except as otherwise provided by paragraph 10 below); acquire interests in real property within the Area of Interest; engage in marketing Products to the extent permitted by the Agreement; or engage in any other lawful purposes related or incidental to the foregoing. The Agreement shall continue for ___ years from the Effective Date, unless the Agreement is earlier terminated or is extended.

This memorandum is executed for the purpose of affording notice of the existence of the Agreement and the terms and provisions thereof, which terms and provisions are incorporated herein by reference for all purposes. This memorandum is not intended to alter or vary the terms of the Agreement. All capitalized words in this memorandum have the same meaning as assigned to them in the Agreement. Some of the terms and provisions of the Agreement are hereby summarized as follows:

     1. _______________, as its Initial Contribution, hereby contributes the Properties described in Part 1 of Exhibit A to the Venture for the purposes of the Agreement. Kennecott, as its Initial Contribution, has pledged to fund certain Operations pursuant to the Agreement.

     2. The Participants shall have the following initial Participating
        Interests:

                  Kennecott         -        51%
                  GPMI              -        49%

The Participants shall hold their interests in the Properties as tenants in common in proportion to their Participating Interests as such interests might be adjusted from time-to-time, and the Participants shall, from time-to-time, execute such conveyances as are necessary to effectuate such ownership. Each Participant also irrevocably appoints the Manager as its attorney-in-fact to execute, file and record all documents necessary to evidence any adjustment to the Participants' Participating Interests.

     3. A Participant's Participating Interest shall be changed in any of the following instances (among others):

         (a) Upon an election by a Participant to contribute less to an approved Program and Budget than the percentage reflected by its Participating Interest;

         (b) In the event of default by a Participant in making its agreed upon contribution to an approved Program and Budget, followed by an election by the other Participant to invoke remedies permitted by
              Section 6.4 of the Agreement;

         (c) Transfer by a Participant of less than all of its Participating Interest in accordance with Article XV of the Agreement; or

         (d) Acquisition by a Participant of less than all of the Participating Interest of the other Participant, however arising.

     4. Upon reduction of a Participant's Participating Interest to 10% or less, such Participant shall be deemed to have withdrawn from the Venture pursuant to Section 6.5 of the Agreement.

     5. (a) If during the Period of Joint Operations a Participant elects to contribute to an approved Program and Budget and then defaults in its obligation to pay a contribution or cash call, the other Participant, by notice to the defaulting Participant, may at any time, but shall not be obligated to, elect to make such contribution or meet such cash call on behalf of the defaulting Participant (a "Cover Payment"). Each Cover Payment shall constitute indebtedness due from the defaulting Participant to the non-defaulting Participant, which indebtedness shall be payable upon demand and shall bear interest from the date incurred, payable upon demand or, in the absence of any demand, on the last day of each calendar month, at the rate specified in Section 10.3 of the Agreement. The Agreement contains various remedies by which the non-defaulting Participant can recover such indebtedness, including the remedy described in (b) below.


                  (b) Each Participant hereby grants to the other Participant, as security for the performance of all obligations arising under the Agreement, including the repayment of the indebtedness referred to in
         (a) above (together with interest thereon, reasonable attorneys' fees and all other reasonable costs and expenses incurred in collecting payment of such indebtedness and enforcing such security interest), a security interest, mortgage and lien (hereinafter a "security interest") in and on such Participant's right, title and interest in, whenever acquired or arising, (i) the Assets, (ii) its rights under the Agreement, and (iii) its Participating Interest, together with all products, proceeds and accessions of the foregoing. Each Participant hereby represents and warrants to the other Participant that such security interest ranks prior to any and all other security interests. Each Participant hereby agrees to take all action necessary to perfect such security interest and irrevocably appoints the other Participant as its attorney-in-fact to execute, file and record all financing statements and any other documents necessary to perfect or maintain such security interest or otherwise give effect to the provisions hereof. Each Participant hereby agrees that it shall not execute, foreclose or otherwise take action to enforce such security interest except upon 30 days' prior notice to the defaulting Participant, provided that the foregoing shall not prohibit the taking of any action to make, prove or protect a claim in any bankruptcy or insolvency proceeding of the defaulting Participant. In the event the defaulting Participant is subjected to execution or foreclosure proceedings pursuant to the terms hereof, to the extent allowed by applicable law the defaulting Participant waives any available right of redemption from and after the date of judgment, any required valuation or appraisement of the mortgaged or secured property prior to sale, any available right to stay execution or to require a marshalling of assets and any required bond in the event a receiver is appointed. In addition, to the extent permitted by applicable law, each Participant grants to the other Participant a power of sale as to any prop-erty that is subject to the security interest granted hereunder, such power to be exercised in the manner provided by applicable law or otherwise in a commercially reasonable manner and upon reasonable notice.

     6. Nothing contained in the Agreement shall be deemed to constitute a Participant the partner of the other Participant nor, except as otherwise therein expressly provided, to constitute a Participant the agent or legal representative of the other Participant, nor to create any fiduciary relationship between them. It is not the intention of the Participants to create, nor shall the Agreement be construed to create, any mining, commercial or other partnership. A Participant shall not have any authority to act for or to assume any obligation or responsibility on behalf of the other Participant, except as otherwise expressly provided in the Agreement. The rights, duties, obligations and liabilities of the Participants shall be several and not joint or collective. Each Participant shall be responsible only for its obligations as set out in the Agreement and shall be liable only for its share of the costs and expenses as provided therein, it being the express purpose and intention of the Participants that their ownership of the Assets and the rights acquired under the Agreement shall be as tenants in common.

     7. The Participants hereby waive and release all rights of partition or sale in lieu thereof or other division of Assets, including any such rights provided by statute.

     8. Except as otherwise provided in the Agreement, a Participant shall not permit or cause all or any part of its interest in the Assets to be sold, exchanged, encumbered, surrendered, abandoned, or otherwise terminated.

     9.  If the Agreement terminates under any of its provisions except
         Section 12.2, or if a Participant withdraws or is deemed to have withdrawn under any provision, neither the defaulting or the withdrawing Participant, as the case may be, nor its Affiliates shall directly or indirectly acquire any interest in property within the Area of Interest for 12 months after the effective date of termination or withdrawal, as applicable. If such Participant, or an Affiliate of such Participant, breaches this restriction, such Participant or Affiliate shall be obligated to offer to convey to the other Participant, without cost, any such property or interest acquired in such breach. Such offer shall be made in writing and can be accepted by the other Participant at any time within 45 days after it receives such offer.

     10. Part or all of the Properties may be surrendered or abandoned consistent with the terms and conditions of any agreement under which such portion or portions of the Properties were acquired as follows:

         (a) During the Initial Contribution Period, by a Participant with prior notice to the other Participant, and subject to the other Participant's right to object and acquire the property as described below; or

         (b) During the Period of Joint Operations, by the Manager upon authorization from the Management Committee.

In each case, if a Participant objects to the surrender or abandonment, the Participant that desires to abandon or surrender shall assign to the objecting Participant, by special warranty deed and without cost to the surrendering Participant, all of the surrendering Participant's interest in the property to be abandoned or surrendered, and the abandoned or surrendered property shall cease to be part of the Properties.

     11. If any of the Properties are abandoned or surrendered pursuant to
         Section 14.1 of the Agreement, neither an abandoning Participant nor its Affiliates (except for a Participant who has objected to the abandonment or surrender) shall acquire any interest (or rights to acquire interests) in such Properties for a period of two years following the date of such abandonment or surrender. If an abandoning Participant reacquires any Properties (or rights to acquire Properties) in violation of Section 14.2, the other Participant shall have the right, within 45 days after it has actual notice of such reacquisition, to have such Properties made subject to the Agreement.

     12. Any interest or right to acquire any interest in real property within the Area of Interest acquired during the term of the Agreement by or on behalf of a Participant or any Affiliate shall be offered to the nonacquiring Participant for inclusion in the Agreement as part of the Properties.

     13. A Participant may Transfer to any third party all or any part of its interest in or to the Agreement or the Assets or its Participating Interest solely as provided in Article XV of the Agreement. All Transfers shall be subject to the following terms and conditions (among others):

         (a) Subject to the preemptive right described in paragraph 14 below, the other Participant shall have given its consent to the Transfer, which consent shall not be unreasonably withheld. Such consent shall be deemed to have been reasonably withheld if withheld because the financial strength of the transferee is materially diminished from that of the transferring Participant, or the transferee may be unable to satisfy long-term reclamation costs or environmental costs of Operations;

         (b) Except for certain specified purposes, no transferee of all or any part of the interest of a Participant in the Agreement or the Assets or its Participating Interest shall have the rights of a Participant unless and until the transferee, as of the effective date of the Transfer, has committed in writing to be bound by the Agreement to the same extent and nature as the transferring Participant;

         (c) No Participant shall Transfer any interest in the Agreement or the Assets except by Transfer of part or all of its Participating Interest or except by Transfer of a royalty interest to which the other Participant shall have given its consent. In the event of a Transfer of less than all of a Participating Interest, the transferring Participant and its transferee shall act and be treated as one Participant;

         (d) If the Transfer is the grant of a security interest by mortgage, deed of trust, pledge, lien or other encumbrance of any interest in the Agreement or the Assets or its Participating Interest to secure a loan or other indebtedness of a Participant, such security interest shall be subordinate to the terms of the Agreement and the rights and interests of the other Participant thereunder. The Transfer of any such security interest may only be made upon obtaining a covenant in writing from the lender that notice of any default under the loan agreement shall be promptly given to the other Participant and that a notice reflecting the time and place of any foreclosure sale or other sale to enforce the rights in the security interest shall be given to the other Participant at least 30 days prior to any such sale. Subject to the preemptive right set forth in Section 15.3(d) of the Agreement, upon any foreclosure or other enforcement of rights in the security interest, the acquiring third party shall be deemed to have assumed the position of the encumbering Participant with respect to the Agreement and the other Participant, and it shall comply with the terms and conditions applicable to a Transfer under Article XV of the Agreement;

         (e) If a sale or other commitment or disposition of Products or proceeds from the sale of Products by a Participant upon distribution to it pursuant to Article XI creates in a third party a security interest in Products or proceeds therefrom prior to such distribution, such sales, commitment or disposition shall be subject to the terms and conditions of Article XV of the Agreement;

         (f) The following shall not be deemed a Transfer, nor shall the transferee be deemed an assignee for purposes of the Agreement:

              (i) a transfer by a Participant to an Affiliate, provided that the Participant shall continue to be liable for all obligations hereunder, and provided further that any transfer of less than all of a Participant's Participating Interest shall be subject to the provisions of (c) above;

              (ii) a transfer by a Participant of all or substantially all of its assets, or a sale of all shares of a corporate Participant by its parent corporation or other entity holding such shares, or such other corporate merger, consolidation or reorganization of a Participant, by which the surviving entity shall possess substantially all of the shares, or all of the property rights and interests, and shall be subject to substantially all of the liabilities and obligations of that Participant; provided, however, that the interest of the Participant in the Agreement and the Assets and its Participating Interest are not the sole assets of the Participant; provided further, however, that the transferee is or following the Transfer will be substantially similar in financial strength to the transferring Participant;

              (iii) an incorporation of a Participant; or

              (iv) a transfer by a Participant to a joint venture or partnership in which such Participant is a participating venturer or partner with a majority or controlling interest, provided that any transfer of less than all of a Participant's Participating Interest shall be subject to the provisions of (c) above; and

         (g) If the interest of a Participant in the Agreement and the Assets and its Participating Interest are all or substantially all of the assets of the Participant, or are not all or substantially all of its assets but the financial strength of the transferee will be substantially less than the financial strength of the transferring Participant, a sale of all shares of a corporate Participant or the sale of all shares of any Affiliate of a Participant (by which the Participant is effectively subject to new ownership or management) or such other corporate merger, consolidation or reorganization, shall be deemed a Transfer. A transfer by a Participant to a joint venture or partnership in which such Participant is a participating venturer or partner with a minority or non-controlling interest shall also be deemed a Transfer, provided that any transfer of less than all of a Participant's Participating Interest shall be subject to the provisions of (c above.

     14. (a) Except as otherwise provided in paragraph 15 below, if a Participant desires to Transfer all or any part of its interest in the Agreement or the Assets or its Participating Interest, the other Participant shall have a preemptive right to acquire such interests by notifying the transferring Participant within 30 days after receiving notice of the intended Transfer that it elects to acquire the offered interest.

                  (b) Upon a foreclosure or other enforcement of rights in a security interest created by mortgage, deed of trust, lien or other encumbrance of any interest in the Agreement or the Assets or its Participating Interest made to secure a loan or other indebtedness of a Participant (herein a "Foreclosure or Other Sale"), the other Participant shall have a preemptive right to acquire the interests purchased at the Foreclosure or Other Sale from the acquiring third party, which right shall be exercised within 30 days after such sale occurs, by notice given to the acquiring third party, reflecting such other Participant's election to acquire such interest at the price paid by such acquiring third party in the Foreclosure or Other Sale. If the other Participant does so elect, the Transfer to such Participant shall be consummated promptly after such notice. The preemptive right created hereunder shall be subject to all of the redemption rights or other rights to recover property created by law.

                  (c) The sale of a Participant's interest in the Agreement and the Assets and its Participating Interest pursuant to a bankruptcy or similar proceeding shall be subject to the preemptive right of the other Participant created hereunder.

     15. Paragraph 14 above shall not apply to the following:

         (a)  The transfers referred to in paragraph 13(f) above;

         (b) The grant by a Participant of a security interest in any interest in the Agreement or the Assets or its Participating Interest by mortgage, deed of trust, pledge, lien or other encumbrance or security agreement; or

         (c) A sale or other commitment or disposition of Products or proceeds from sale of Products by a Participant upon distribution to it pursuant to Article XI.

     16. The Agreement shall terminate upon the happening of any of the following events:

         (a) The declaration of a default by a Participant and failure of such Participant to cure the default;

         (b) An election by Kennecott to terminate the Agreement during the Initial Contribution Period;

         (c)  The mutual consent of the Participants;

         (d) An election by a Participant to terminate the Agreement upon the failure of the Management Committee to adopt a Program and Budget for 12 months after the expiration of the latest adopted Program and Budget;

         (e)  The deemed withdrawal of a Participant pursuant to Section 6.4 or
              6.5 of the Agreement; or

         (f)  Expiration of the Agreement at the end of its term.

         17. A copy of the Agreement is on file with the Manager whose address is:

                  Kennecott Exploration Company
                  224 North 2200 West
                  Salt Lake City, Utah  841116

EXECUTED effective as of the date first above written.

KENNECOTT EXPLORATION COMPANY               GOLDEN PHOENIX MINERALS, INC.

By__________________________________        By


Its_________________________________        Its

STATE OF UTAH          ):  ss.
COUNTY OF SALT LAKE    )
The foregoing instrument was acknowledged before me by ______________________, President of Kennecott Exploration Company, this ____ day of ____________, 199_.

My Commission Expires:          __________________________________________
                                               NOTARY PUBLIC

______________________          Residing at:______________________________





STATE OF _______________        _        ): ss.
COUNTY OF ______________        )

The foregoing instrument was acknowledged before me by ________________________, President of ________________________, this ____ day of ______________, 199_.


My Commission Expires:          __________________________________________
                                               NOTARY PUBLIC

______________________          Residing at:______________________________

                                    EXHIBIT C

Attached and made a part of that certain Option To Purchase With Exploration Rights Agreement between Kennecott Exploration Company and Golden Phoenix Minerals Inc., dated September __, 1997.


                           NET SMELTER RETURNS ROYALTY

                                    EXHIBIT C

Attached to and forming part of an Option Agreement between Golden Phoenix Minerals Inc. and Kennecott Exploration Company.

                               NET SMELTER RETURNS

Pursuant to the attached agreement Kennecott Exploration Company or its permitted assignee ("Kennecott") shall be entitled to a royalty equal to 2% of net smelter returns (the "Net Smelter Returns Royalty") payable by Golden Phoenix Minerals Inc. or its permitted assignees, partners, joint venture partners, lessees and when applicable mortgagees and affiliated companies having or claiming an interest in the Property. ("GPMI").

1.       Net Smelter Return Royalty

1.1 It is the intention of GPMI and Kennecott that the Net Smelter Return Royalty hereinafter provided be based upon the value at the boundary of the Property of the mineral products produced and sold or deemed sold, determined by reference to published prices for refined silver, gold and copper or the actual proceeds of sales for other mineral products, all as hereinafter provided. Kennecott acknowledges it may be necessary or appropriate to process, treat or upgrade mineral products off the Property before they are sold or deemed sold; and that to determine the value of such mineral products at the boundary of the Property, all costs incurred or deemed incurred by GPMI after the mineral products leave the Property shall be deducted from the proceeds received or deemed to be received by GPMI. The obligation to pay the Net Smelter Return Royalty shall accrue upon the outturn of refined metals meeting the requirements of the specified published price to GPMI's account or the sooner of sale of unrefined metals, dore, concentrates, ores or other mineral products, as hereinafter provided.

1.2 GPMI shall pay to Kennecott a Net Smelter Return Royalty equal to two percent (2%) of the Net Value of all ores, minerals, metals and materials mined and removed from the Property and sold or deemed to have been sold by or for GPMI, to be paid until cumulative payments to Kennecott equal fifteen million dollars ($15,000,000). Until such payments are made, it is the intent of the parties that the Net Smelter Return Royalty shall be a covenant running with the land.

1.3 As used herein, "Net Value" means the Gross Value or such ores, minerals, metals or materials, less all costs, charges and expenses paid or incurred by GPMI after such products leave the Property, including without limitation:

         1.3.1 charges for treatment in the smelting and refining process (including handling, processing, interest and provisional settlement fees, sampling, assaying and representation costs, penalties and other process deductions);

         1.3.2. actual costs of transportation (including freight, insurance, security, transaction taxes, handling, port, demurrage, delay and forwarding expenses incurred by reason of or in the course of such transportation) of ores, minerals, concentrates or other products from the Property to the place of treatment and then to the place of sale.

         1.3.3 actual sales and brokerage costs on ores and minerals for which the Net Smelter Return Royalty is based on proceeds received by GPMI as hereinafter provided in subsections 1.4.4 and 1.4.5 below, and

         1.3.4. sales, use, severance, net proceeds of mine and ad valorem taxes and any other tax on or measured by mineral production.

1.4. "Gross Value" shall have the following meanings for the following categories of metals, minerals products and minerals produced and sold by GPMI:

         1.4.1 If GPMI causes refined gold (meeting the specifications of the London Bullion Market Association) to be produced from ores mined from the Property, for purposes of determining the Net Smelter Return Royalty the refined gold shall be deemed to have been sold at the Monthly Average Gold Price for the month in which it was produced, and the Gross Value shall be determined by multiplying Gold Production during the calendar month by Monthly Average Gold Price. As used herein, "Gold Production" shall mean the quantity of refined gold outturned to GMPI's pool account by an independent third-party refinery for gold produced from the Property during the calendar month on either a provisional or final settlement basis. As used herein, "Monthly Average Gold Price" shall mean the average London Bullion Market Association P.M. Gold Fix, calculated by dividing the sum of all such prices reported for the month by the number days for which such prices were reported.

         1.4.2 If GPMI causes refined silver (meeting the specifications for refined silver subject to the New York Silver Price published by Handy & Harman) to be produced from ore mined from the Property, for purposes of determining the Net Smelter Return Royalty the refined silver shall be deemed to have been sold at the Monthly Average silver Price for the month in which it was produced, and the Gross Value shall be determined by multiplying Silver Production during the calendar month by the Monthly Average Silver Price. As used herein, Silver Production shall mean the quantity of refined silver outturned to GPMI's pool account by an independent third-party refinery for silver produced from the Property during the calendar month on either a provisional or final settlement basis. As used herein, "Monthly Average Silver Price" shall mean the average New York Silver Price as published daily by Handy & Harman, calculated by dividing the sum of all such prices reported for the calendar month by the number of days for which such prices were reported.

         1.4.3 If GPMI causes refined copper (meeting the specifications for refined copper subject to the New York Comex Price) to be produced from ore mined from the Property, for the purposes of determining the Net Smelter Return Royalty the refined copper shall be deemed to have been sold at the Monthly Average Copper Price. As used herein Copper Production shall mean the quantity of refined copper outturned to GPMI's pool account by an independent third-party smelter for copper produced from the Property during the calendar month on either a provisional or final settlement basis. As used herein, Monthly Average Copper Price shall mean the average New York Commodities Exchange Price for high grade copper as published daily in the Wall Street Journal, calculated by dividing the sum of all such prices reported for the calendar month by the number of days for which such prices were reported.

         1.4.4. If GPMI causes refined or processed metals other than refined gold and refined silver to be produced from ores mined from the Property, the Gross Value shall be equal to the amount of the proceeds actually received by GPMI during the calendar month from the sale of such refined or processed metals.

         1.4.5. In the event that GPMI sells raw ores, or dore or concentrates produced from ores mined from the Property, then the Gross Value shall be equal to the amount of the proceeds actually received by GPMI during the calendar month from the sale of such raw ore, dore, concentrates or refined metal.

         1.4.6. Where outturn of refined metals is made by an independent third party refinery on a provisional basis, the Gross Value shall be based upon the amount of such provisional settlement, but shall be adjusted in subsequent statements for account for the amount of refined metal established by final settlement by such refinery.

         1.4.7.   Kennecott acknowledges that the purpose of subsections 1.4.1,
                  1.4.2. and 1.4.4. above is to Kennecott a Net Smelter Return Royalty on the basis of value of the refined gold, silver and copper produced from ores mined from the Property as established by the London Bullion Market Association P.M. Gold Fix for gold, the New York Silver Price as published by Handy & Harman for silver sand the New York High Grade Copper Price as published by Comex, regardless of the price or proceeds actually received by GPMI for or in connection with such metal or the manner in which a sale of refined metal to a third party is made by GMPI. Kennecott further acknowledges that GPMI shall have the right to market and sell or refrain from selling refined gold, silver, copper and other metals produced from the Property in any manner it may elect, and that GPMI have shall the right to engage in forward sales, future trading or commodity options trading, and other price hedging, price protection, and speculative arrangements "(Trading Activities") which may involve the possible delivery of gold, silver, copper other metals produced from the Property. Kennecott specifically acknowledges and agrees that Kennecott shall not be entitled to participate in the proceeds or be obligated to share in any losses generated by GPMI's actual marketing or sales practices or by its Trading Activities.

         1.4.8. GPMI may, but is not obligated to, beneficiate, mill, sort, concentrate, refine, smelt, or otherwise process and upgrade the ores, concentrates, and other mineral products produced from ores mined from the Property prior to sale, transfer, or conveyance to a purchaser, user or consumer other than GPMI. GPMI shall not be liable for mineral values lost in such processing under sound practices.

         1.4.9. GPMI shall be permitted to sell minerals from the Property in the form of raw ore, dore, or concentrates to an affiliated party, provided that such sales shall be considered, solely for the purpose of computing Net Value, to have been sold at prices and on terms no less favourable than those which would be extended to an unaffiliated third party under similar circumstances.

         1.4.10. All minerals for which a Net Smelter Return Royalty is payable shall be weighed or measured, sampled and analyzed in accordance with sound mining and metallurgical practices. After such measurement, GPMI may mix or commingle such ores, materials or products with ores, materials or products from other property.

         1.4.11. Net Smelter Return Royalties shall become due and payable quarterly an the last day of each month following the last day of the calendar quarter in which the same accrued Net Smelter Royalty payments shall be accompanied by a statement showing in reasonable detail the quantities and grades of the refined metals, dore, concentrates, or other mineral products produced and sold or deemed sold by GPMI in the preceding calendar quarter; the average monthly price determined as herein provided for refined metals on which the Net Smelter Return Royalty is due; the proceeds of sale for other mineral products on which the royalty is due; costs, and other deductions, and other pertinent information in sufficient detail to explain the calculation of the Royalty payment.

         Such quarterly statement shall also list the quantity and quality of any gold and silver dore, or copper cathode which has been retained as inventory for more than sixty (60) days. Kennecott shall have fifteen
         (15) days after receipt of the statement and to either (1) request that the dore be deemed sold as provided in subsections 1.1 and 1.3 above which shall be based upon the most recent charges to GPMI for such services by an unaffiliated third party, or (2) elect to wait until the time that refined gold or silver from such dore or copper cathode is actually outturned to GPMI or such dore is sooner sold by GPMI. The failure of Kennecott to respond within such time shall be deemed to be an election under (2) above. No royalty shall be due with respect to stockpiles of ores or concentrates unless and until such ores or concentrates are actually sold.

All Net Smelter Return Royalty payments shall be considered final and in full satisfaction of all obligations of GPMI with respect thereto, unless Kennecott gives GPMI written notice describing and setting forth a specific objection to the calculation thereof within one hundred twenty (120) days after receipt by Kennecott of the quarterly statement herein provided for. If Kennecott objects to a particular quarterly statement, Kennecott shall, for a period of thirty (30) days after GPMI's receipt of notice of such objection, have the right, upon reasonable notice and at reasonable time, to have GPMI's accounts and records relating to the calculation of the Situation Royalty in question audited by a certified public accountant acceptable to Kennecott and GPMI. If such audit determines that there has been a deficiency or an excess in the payment made to Kennecott such deficiency or excess shall be resolved by adjusting the next quarterly Net Smelter Return Royalty payment due hereunder. Kennecott shall pay all costs of such audit unless a deficiency of five percent or more of the amount due is determined to exist. GPMI shall pay the costs of such audit if a deficiency of five percent or more of the amount due is determined to exist. All books and records used by GPMI to calculate royalties due hereunder shall Royalty payment due hereunder shall be dept in accordance with generally accepted accounting principles. Failure on the part of Kennecott to make claim on GPMI for adjustment in such 120-day period shall establish the correctness and preclude the filing of exceptions thereto or making of claims for adjustment thereon.